AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 7, 2025

FUTURE CARDIA, INC.

910 Woodbridge Court

Safety Harbor, FL 34695

(727) 470-3466

www.futurecardia.com/

UP TO 5,000,000 SHARES OF COMMON STOCK, PLUS UP TO 1,000,000 BONUS SHARES (1)

The minimum investment in this offering is 116 shares of common stock, or $348, plus the 3.5% transaction fee discussed below, for a total minimum investment of $360.18.

Investors in this offering will be required to grant a proxy to vote their shares to the Company’s Chief Executive Officer, and while the proxy is in effect they will have no voting rights except those required by Nevada law.

MAXIMUM OFFERING AMOUNT: $18,525,000

(Includes 1,000,000 Bonus Shares valued at $3.00 per Bonus Share for an aggregate of $3,000,000 attributable to the Bonus Shares)

This “best-efforts” offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

	Price to Investors(3)(5)	Placement Agent Commission(2)	Proceeds to Issuer Before Expenses
Price per share(1)	$3.00	$0.105	$2.895
StartEngine transaction fee per share(4)	0.105	-	-
Price per share plus transaction fee	$3.105	-	-

Maximum offering amount, including transaction fee(5)	$15,525,000	525,000	14,475,000

(1)	The Company is offering up to 5,000,000 shares of common stock, plus up to 1,000,000 additional shares of common stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine Venture Club Bonus (f/k/a StartEngine Venture Club Bonus), and whether the investor is a prior Company investor. Investors receiving the Bonus Shares, which are valued at $3.00 per share, will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. If eligible for Bonus Shares, investors will receive a cumulative amount of Bonus Shares if they qualify under multiple eligibility categories for receipt of Bonus Shares, subject to a cap of 20% of the shares they purchase. See “Plan of Distribution” for further details.

(2)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as a placement agent of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the common stock. In addition, StartEngine Primary will be issued the number of shares of common stock equal to 2% of the gross proceeds sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Finally, the Company will pay a $20,000 advance fee for accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include transaction fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)	Investors will be required to pay directly to StartEngine Primary a transaction fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). As a result of this transaction fee, the effective price per share will be $3.105, See “Plan of Distribution” for additional discussion of this transaction fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total transaction fees of $525,000. This amount is included in the “maximum offering amount” since it counts towards the rolling 12-month maximum offering amount that the Company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the Company. The “Proceeds to Issuer Before Expenses” excludes payment of the cash commission as well as the transaction fee.

(5)	Does not include the Bonus Shares. We may issue up to 1,000,000 shares of our common stock eligible to be issued as Bonus Shares for no additional consideration (although valued at the $3.00 per share public offering price) assuming that 100% of investors achieve the highest level of Bonus Shares are issued. For more information on Bonus Shares, see the “Plan of Distribution.” Assuming this offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share would be $2.50 per share.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $93,000 not including commissions or state filing fees.

The offering will terminate at the earliest of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the Company in its sole discretion or (iii) the date that is three years from the date in which this offering being qualified by the Commission. At least every 12 months after this offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The Company has engaged Bryn Mawr Trust Company of Delaware LLC as the escrow agent (the “Escrow Agent”) to hold funds tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $348 (116 shares), or a total minimum investment of $360.18 including the 3.5% StartEngine transaction fee, there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company may not receive sufficient funds to cover the cost of this offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of the offering, the Company expects to hold closings on at least a monthly basis.

Investors in this offering will be required to grant a proxy to vote the shares that they purchase to the Company’s Chief Executive Officer, and while the proxy is in effect they will have no voting rights except those required by Nevada law. This proxy is irrevocable, will survive the death or disability of the investor, or if the investor is an entity, the merger or reorganization of the entity, and will terminate on the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock of the Company, (ii) the effectiveness of a registration statement under the Exchange Act covering the common stock of the Company or (iii) five (5) years after the date of execution of the investor’s subscription agreement. Our Chief Executive Officer owned approximately 56.50% of our outstanding common stock as of December 6, 2024, without giving effect to shares of our common stock issuable upon conversion of outstanding convertible notes, SAFEs and Crowd Notes. This proxy will allow our Chief Executive Officer to vote your shares on all matters submitted to a vote of the stockholders, including the election of directors, amendments to our articles of incorporation, and approval of significant corporate transactions. As a result, investors in this offering will have little or no influence over our affairs.

INVESTING IN THE COMMON STOCK OF FUTURE CARDIA, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 13 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary - Implications of Being an Emerging Growth Company.”

Sales of these securities will commence on approximately __________, 2025.

In this offering circular, the terms “Future Cardia,” “we,” “us,” “our,” “our company” or the “Company” refer to Future Cardia, Inc., a Nevada corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision. Some of the statements in this offering circular are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Founded in May 2019, we are a medical device technology startup focusing on the development of a tiny insertable cardiac monitoring device to monitor cardiac arrhythmias and chronic heart failure. Our monitoring device is designed to monitor heart failure-related physiological changes with the goal of enabling early interventions that could potentially reduce hospitalizations associated with heart failure. Our tiny insertable cardiac monitor utilizes a multi-sensor approach and cloud-based pattern recognition (machine learning) to monitor chronic heart failure. We filed a provisional patent application that covers the technology related to our insertable cardiac device, software dashboard, smartphone app and data accumulation techniques in May 2019, and a non-provisional utility patent application in May 2020 (Patent application No. 62/853,899). In July 2021, we filed for a second patent that encompasses wireless antenna technology (Patent application No. 17/443,899) to be employed in our device.

In the fourth quarter of 2023, we successfully completed the implantation of our devices in 9 patients. From March to May 2024, we successfully implanted our devices in an additional 14 patients in Split, Croatia; 6 patients in Zagreb, Croatia; and 10 patients in Prague, Czech Republic. As a result, as of the date of this offering circular, our total number of patient implants has reached 39. With these 39 implants, we have commenced conducting in-depth cardiac data analytics, while continuing to manufacture our devices for the validation and verification testing required for Food and Drug Administration (FDA) submission. For a more detailed review of our clinical studies, see “Description of Business – Our Heart Monitor Device Clinical Studies” below.

Our tiny insertable monitoring device, which has not yet been cleared by the FDA, is intended to provide a long-term solution to heart failure monitoring, with a design focus on simplicity, accuracy, patient compliance, and hospital economics. We are actively developing and testing these features. Our device is equipped with multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG), and heart and lung sounds and activities, to monitor heart failure using telemedicine and machine learning technology.

Our Historical Performance

While we had cash of $919,993 and $2,157,697 as of December 31, 2024 and 2023, respectively, we had no revenue and a net loss of $3,502,822 for the year ended December 31, 2024 and no revenue and a net loss of $3,502,822 for the year ended December 31, 2023. We estimate that we will be able to conduct our planned operations using currently available capital resources for approximately the next twelve (12) months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

Industry Overview

The United States boasts the largest medical device market in the world, with Select USA reporting that the market reached $156 billion in size in 2017. According to Select USA, by 2023, industry experts project the U.S. market to grow to $208 billion. This industry includes nearly two million direct and indirect jobs in the U.S., with more than 80% of medical device companies operating at under 50 employees.

The U.S. Center for Disease Control and Prevention (CDC) estimates that roughly 6 million adults in the U.S. have heart failure, which is defined as when the heart cannot pump enough blood and oxygen to support other organs in the body. The CDC also reported that heart failure costs the U.S. about $30.7 billion each year in health care services, medications, and missed days of work from the ill patients, and is responsible for 11 million physician visits each year and even more hospitalizations than all forms of cancer combined.

One way to monitor heart health is through implantable cardiac monitors. According to a report published by Allied Markets Research (AMR), the global implantable cardiac monitors market is projected to reach $678 million by 2023, growing at a 7.4% compound annual growth rate, or CAGR, from 2017 to 2023. According to AMR, growth is expected to be driven by the miniaturization of these devices, as well as the growing demand for cardiac monitors that can continuously monitor heart health and detect any abnormalities.

Our Market Opportunity

Heart failure is a major public health problem affecting more than 6 million patients in the United States and more than 23 million patients worldwide. Patients with heart failure have high morbidity and mortality rates. According to the American Heart Association, one in five persons in the U.S. will develop heart failure in their lifetime and 50% of those who develop heart failure will die within 5 years. The projected cost to the U.S. healthcare system is expected to reach $70 billion by 2030 and the burden of heart failure related hospitalizations represents 80% of costs attributed to heart failure care. Thus, accurate monitoring and timely detection of worsening heart failure may reduce heart failure admissions.

Current Approaches

Patients’ self-tracking of daily weights, a lagging indicator of impending heart failure decompensation (that is, the inability of the heart to maintain adequate circulation) has not proven to be effective in preventing episodes of decompensation (See Figure 1, below). Traditional physiologic markers such as abnormal increases in patient weight (that is, fluid accumulation and/or swelling of the lower extremities) occur late in the decompensation process (approximately five days prior to hospitalization, according to Figure 1 below) and leave little time to react before hospitalization. The ineffectiveness of self-tracking of daily weight changes is due to the reactive nature of having to act quickly on late-in-the-cycle data that is represented by the weight gain information. By the time the patient is presented with notable weight gain, the patient is already at the heart failure decompensation stage, requiring immediate intervention.

Numerous studies (see p. A-1 in Appendix A) that evaluated the decompensation parameter’s ability to reduce heart failure related hospitalizations have indicated that this methodology has failed. Traditional clinical observations, and intrathoracic impedance monitoring (measuring the liquid accumulation in the lungs) have also failed to provide sufficient insight into patient decompensation and have not led to a decrease in hospital readmissions according to Link-HF study (see p. A-3 in Appendix A) .

The development of wearable monitors, which have gained in popularity in recent years and have been thought to provide a simple to implement heart monitoring solution, has not resulted in an improvement in patient outcomes. Although a few of the devices have shown promise in the short-term (days to weeks), these devices have not proven beneficial for the long-term chronic management of heart failure as they suffer from low accuracy, poor patient compliance, lack of sustainability and lack of physician adoption. For a more detailed discussion of the limitations of wearable monitors, see “Description of Business – Wearable Monitors” below. Additionally, despite improved accuracy, invasive catheterization, or cardiac cath lab procedures, is complex and expensive and has suffered from low adoption by physicians and hospitals.

Figure 1. Adapted from Emani. Current Heart Failure Rep. 2017:14(1):40-7

Note: The dotted white lines in Figure 1 represent the points in time prior to hospitalization that the indicated biomarkers begin to show.

It has been hypothesized that the development of physiological parameters, while associated with more variations in a population, may provide improved sensitivity and specificity, given that an individual’s baseline measurements are used to evaluate future events. Studies (e.g., Characterization of Cardiac Acoustic Biomarkers in Patients with Heart Failure (the “Burkhoff Study”) - https://onlinelibrary.wiley.com/doi/full/10.1111/anec.12717) have shown that early detection of signs related to acute worsening of heart failure through the use of heart sounds as a cardiac acoustic biomarker may provide insight regarding the timing of treatment interventions, leading to a decrease in hospitalizations. In the Burkhoff study, 1060 patients with heart failure were tested using a wearable cardioverter defibrillator (WCD). This WCD device recorded ECG and cardiohemic vibrations (i.e., heart sounds) as well other notable cardiac data that can be algorithmically combined to provide cardiac acoustic biomarkers of heart failure patients. The Burkhoff Study provided critical information about typical values in heart failure patients, intra-subject variability, circadian rhythms, and changes over time of these parameters. The Burkhoff Study concluded that short term noninvasive cardiac acoustic biomarkers offer the possibility to assess parameters associated with heart function, clinical status, and other aspects of cardiovascular physiology that differ between normal and heart failure states.

A recent heart failure diagnostic and feasibility study conducted by Boston Scientific Corporation and called MultiSENSE clinical trial, which utilized heart sounds as a key biomarker for heart failure detection, enrolled 900 patients suffering from heart failure, who each received a cardiac resynchronization therapy implantable cardioverter defibrillator device, provided the initial proof that a multi-parameter approach, including the utilization of heart sounds, in an implantable device improved the care of the heart failure patient and reduced future heart failure admissions. The HeartLogic (Boston Scientific) index, which combines data from multiple implantable cardioverter defibrillator (ICD)-based sensors, was able to detect 70% of the impending heart failure events with a median 34 days’ warning. Additional evidence for physiologic (hemodynamic) assessment of the heart failure patient was demonstrated in the Abbott CHAMPION trial where one-year remote monitoring of an Abbott CardioMEMS Champion heart failure monitoring system (comprised of a permanently implanted pulmonary artery pressure monitor) resulted in an $11,260 reduction for heart failure related hospitalizations compared with the year before the device implant trial. These two successful trials clearly demonstrated that the use of the “physiologic data” approach is superior to that of patient weights and intrathoracic impedance.

Neither the Boston Scientific MultiSENSE nor the Abbott CardioMEMS studies were conducted by our company or related to trials or studies of our implantable subcutaneous heart monitoring device. Although the Boston Scientific study related to an implantable cardioverter defibrillator device which differs significantly from our subcutaneous heart monitor, the primary reason for referencing the Boston Scientific study is to highlight the utility of multi-sensor technology for detecting heart failure trends. Similarly, although the Abbott CardioMEMS device also differs significantly from our device in design, functionality and use case, we have presented the CardioMEMS information to underscore the clinical precedent and feasibility of implantable devices for monitoring and, possibly, better managing heart failure. These two cited studies serve as supporting evidence for the broader concept that monitoring physiological parameters (e.g., heart sounds or hemodynamic data) can improve heart failure management. However, we recognize that our heart monitoring device is distinct and different from the Boston Scientific and Abbott devices and that our device has not yet demonstrated identical outcomes to those observed in the MultiSENSE or CHAMPION studies. Those studies do not in any way indicate or predict that our heart monitoring device will be successfully commercialized in the future.

The burden of employing devices such as those referenced above lies in the cost and invasive placement procedure and the complexities of addressing the needs of different heart failure populations. Patient populations include those requiring correction of left bundle branch block, or LBBB, with a low ejection fraction, or EF (a measurement, expressed as a percentage, of how much blood the left ventricle pumps out with each contraction), those who suffered a myocardial infarction (a heart attack), or MI, or who are thought to be at risk for this event and those patients with heart failure and normal conduction physiology and no previous MI, that is, heart failure with preserved (or normal) ejection fraction, or HFpEF. Currently these devices are not indicated for patients with HFpEF.

Our Solution

The market for insertable cardiac monitors needs a solution that brings simplicity, improved accuracy, high patient protocol compliance and hospital economics to heart failure monitoring. Based on the criteria discussed below and equipped with clinical evidence on heart sounds as a biomarker, such as obtained in the MultiSENSE study discussed above, we are developing a subcutaneously (SQ, under the skin) insertable device with multi-sensors to check for trending changes in heart performance to monitor heart failure using telemedicine and machine learning technology.

Our insertable cardiac monitoring device will monitor the following heart related functions with the indicated tools:

●	heart rhythms (electrocardiogram (ECG));

●	heart and lung sounds (phonocardiogram (PCG)); and

●	body motion, activity and orientation (three axis accelerometer).

The current unmet need in the HFpEF market segment is significant and growing in terms of patient numbers and heart failure admissions. Along with this current unmet need is the issue of “treatment solutions for HFpEF.” Segments or phenotypes of the HFpEF population may be served with similar algorithms to those that treat heart failure with reduced (that is, abnormal) ejection fraction, or HFrEF (also referred to as systolic heart failure). However, the disease process associated with HFpEF is very distinct from that associated with HFrEF.

The development of solutions for HFpEF has led investigators to take a look at the phenotypes that may present. A meeting of experts in this space took place at National Institute of Health, the NIH, in June 2017. Several key insights developed. First, should clinical trials enrolling HFpEF patients focus on all HPpEF patients or focus on smaller subpopulations (phenotypes). Most clinical trials adopt broad inclusion criteria, to ensure that the primary objective of the trial has adequate statistical power. The downside of this approach, to enroll all patients with the HFpEF but presenting with a variety of phenotypes, is the resulting uncertainty as to the primary factor(s) causing heart failure in each phenotype. This may lead to trials that include additional variables, that while well understood for the HFrEF population, remain to be evaluated in the HFpEF segment. For instance, elevated B-type natriuretic peptide (BNP) levels are prognostic for HFpEF but are lower in the HFrEF population for any level of this specific heart failure. Including BNP in a broad inclusion HFpEF trial may lead to data that cannot be quantified and analyzed, without a very large sample size. Similarly, the phenomenon of patients with HFrEF that do not respond to cardiac resynchronization therapy (CRT) has resulted in more than 500 published papers. These papers have focused on possible mechanisms responsible for the non-responder issue. As a result of this effort, new pre-implant and post-implant solutions have been successfully identified and solutions have been developed during the 19 years that CRT has been on the market. At the time of the CRT launch, insufficient knowledge into the complex nature of heart failure with LBBB prevented “phenotype” based tools from being used to improve the responder rate. In regard to HFpEF, the scientific knowledge specific to the phenotype is more mature than that known for HFrEF and CRT. It is reasonable that the use of a multi-sensor device such as our insertable cardiac monitor will allow greater care of the HFpEF population compared to the early days of device management in the HFrEF population.

More than 35 trials have been developed to evaluate a possible “solution” for HFpEF. These studies (see p. A-4 in Appendix A) and other investigations have concluded that the unique pathophysiology may include a variety of phenotypes; 1) at-risk metabolic disorders, 2) pulmonary vascular disease, 3) elevated atrial pressure 4) those presenting with coronary microvascular dysfunction, and alterations in titin physiology, to name a few. These phenotypes may or may not confound a trial’s primary objective.

Many HFrEF trials included improvements in quality of life and functional capacity as primary or secondary endpoints. These measures were not necessarily correlated with morbidity and mortality. The improvements in quality of life and/or functional capacity did not lead to a similar reduction in morbidity and mortality rate. The HFrEF population may have “lived” more comfortably but did not live longer. The HFpEF disease appears at a later age than the HFrEF and improvements addressing this population appear to be focused on an improvement in functional capacity. As current pharmaceutical treatments for cardiovascular disease (CVD) do not improve this group’s functional capacity, reducing the impact of the disease variables on this functional capacity parameter is key. Symptoms commonly observed in the HFpEF population, including reduced exercise tolerance (impacting daily activities), dyspnea (impacting respiratory rate) and declining cardiac function (heart sounds) are the focus on the Future Cardia device. A combination of pharmaceutical therapies tailored to these “physiologic markers” may reduce the need for heart failure admissions. The number one goal for health care providers is to prevent morbidity and mortality. From a patient perspective, their goal, while to stay alive, is really to live with a reasonable functional capacity. We believe that our insertable cardiac monitoring device can help achieve this objective.

Our Product Features

Future Cardia’s insertable cardiac monitor is designed to be a super-minimally invasive solution that can effectively help cardiologists monitor and treat their heart failure patients. Our insertable cardiac monitor is comprised of the following features:

●	Under the skin insertable device transmits secured data to a smartphone with advanced antenna and sensor technologies;

●	Smartphone automatically pushes the data up to cloud-based pattern recognition software (machine learning); and,

●	Clinicians log on to a portal to assess cardiac performance.

The diagram below illustrates this structure.

Insertion Procedure

Future Cardia’s insertable cardiac monitor utilizes commonly used insertion procedure. This is a 2-minute office-based procedure commonly used by thousands of cardiologists every day.

Cardiologist numbs a small region and then makes ¼ inch incision.	Cardiologist inserts the device, just under the skin.	After device is inserted, physician then covers the incision area with a special sterile bandage.

Heart Monitoring

Acoustic sensor listens to heart sounds to gain patient data.	ECG records heart rhythms and accumulates performance trends.	Machine learning analyzes trending heart performance and provides actionable insights.

After the minimally invasive insertion process, our insertable cardiac monitor is able to listen to heart sounds and record electrocardiography (ECG). Based on currently available batter technology and longevity, which we intend to incorporate into our monitoring device, we expect our device to be able to continuously transmit monitoring signals for up to three years. Cardiologists can monitor patient data and trends in heart performance using our proprietary software dashboard. Our insertable cardiac monitoring platform will use cloud-based machine learning to analyze all of a patient’s data and help cardiologists efficiently determine the next steps in patient care.

Competition

Our primary competitors are Abbott, Medtronic, Sensible Medical Innovations, VitalConnect and ReThink Medical. The following briefly describes these competitors’ products:

●	CardioMems by Abbott: CardioMems is a Class III, cardiac cath lab procedure device to monitor pressure changes in the pulmonary artery, to monitor heart failure. This device has been in the market for more than 15 years. It was originally acquired by St. Jude Medical in 2014.

●	Sensible-Medical Innovations: This company is a medical technology startup, developing a wearable vest to monitor fluid levels in the heart. The device is currently under clinical trial.

●	VitalConnect: This company is a medical technology startup developing an external sticker patch for a temporary solution to monitor heart failure.

●	ReThink Medical: This company is a medical technology startup developing a smartwatch app that monitors heart failure progression.

A number of other companies specialize in implantable devices that measure heart arrythmia. We do not see these devices as directly competing with our heart monitoring device because our device focus on the detection of heart failure through multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG), and heart and lung sounds and activities, and to monitor heart failure using telemedicine and machine learning technology.

Our Strengths

We believe that the following intended characteristics of our product will provide us with a competitive advantage once our implantable monitoring device is fully developed and FDA cleared:

●	Simplicity – Our monitoring device, which can be inserted under the skin in a two minute office visit procedure, features a simpler approach than other devices currently on the market that require femoral vein access or a sensor implantation inside the heart or pulmonary artery.

●	Accuracy – Our heart monitoring device utilizes a unique set of multi-sensors (ECG, acoustic sensor for heart & lung sounds, and activity sensor/accelerometer). We are designing our multiple sensor heart monitoring device to incorporate principles similar to those found in other multiple sensor devices. Our objective in designing our multiple sensor heart monitoring device utilizing our set of multi-sensors is that our device will also display accuracy and we plan to evaluate our device’s accuracy through ongoing and future clinical studies.

●	Ease of Patient Protocol Compliance – Patients do not need to wear any equipment or worry about following a detailed or cumbersome long term regiment such as those that are required in connection with the use of currently available wearable or implantable heart monitoring solutions.

●	Telemedicine – Using smartphone, WiFi and cellular networks, all device output data is securely transmitted by the inserted device to a smartphone, then to a cloud based AI system for data analytics.

●	Existing Healthcare Reimbursements – Our device leverages existing Current Procedural Terminology (CPT code 33285) to streamline the healthcare reimbursement process.

FDA Approval Considerations

Our insertable monitoring device is classified by the FDA as a Class II medical device and is being developed under the FDA’s 510(k) regulatory pathway which allows for clearance if we can demonstrate that our device is substantially equivalent to a legally marketed predicate device. The predicate device for our technology is the Medtronic LINQ, which is an insertable cardiac monitoring system that received FDA clearance as a Class II device. For a more detailed discussion of the FDA regulations and process, see “Business – Government Regulation and the FDA Review Process” below.

Implications if 510(k) Clearance is Not Obtained

We cannot guarantee that our 510(K) application will be approved. If we do not receive clearance under the 510(k) pathway, we will not be able to market or sell our device in the U.S. We would then need to evaluate other FDA approval pathways, such as conducting additional preclinical or clinical studies to address FDA concerns, which could result in delays and increased costs. This could also affect our ability to generate revenue and achieve commercialization goals.

Human Clinical Trials – Not required

Based on FDA requirements and the precedent set by predicate devices such as the Medtronic LINQ, human clinical trials are not required for our device under the 510(k) pathway. Predicate devices in our category have historically been cleared without the need for human clinical trial data. As such, our FDA submission will rely on preclinical studies, bench testing, and validation data to demonstrate the safety and performance of our device.

Our Product Launch Roadmap

Our product launch roadmap includes the following steps:

●	complete patient ready device development (design and engineering) for an early feasibility study and first in man implant (completed in 2023);

●	complete at least 30 implants (completed in the first half of 2024) supported by comprehensive data analysis. As a 510(k) Class II device, our heart monitor must demonstrate equivalency or similarity to predicate devices. As part of the 510(k) submission process, the FDA recommended conducting an observational clinical trial at a limited number of clinical centers;

●	submit pre-submission, or Pre-Sub, filing to FDA (submitted in December 2021 and February 2024, with a follow-on FDA guidance meeting on May 6, 2024);

●	Submit 510(K) application (mid to late 2025) We cannot guarantee that our 510(K) application will be ready for FDA submission in the time frame specified or that, once submitted, it will be approved;

●	penetrate Texas and Florida markets (two of the highest implant volume states in the US);

●	commercialize and expand to other high-volume regions outside of Texas and Florida, and further refine the product; and

●	solidify commercialization and earn market share from competitors and explore the application of our device in respiratory space.

The chart below presents the timing of this roadmap information in graphic form.

Our Development Highlights

2019

●	Completed ZeroTo510 Med Tech Accelerator (GAN Accelerator).

●	Proof of concept device developed in August 2019 for animal lab and human testing.

●	Accepted to Johnson & Johnson’s life sciences incubator, or JLABS, in November 2019.

●	Signed research agreement with Maastricht University for animal and human testing.

2020

●

8 heart failure patient data studies completed (Maastricht University study - proof of concept device that records ECG and measures heart sounds through an acoustic sensor in a non-invasive, external approach).

●	Non-provisional utility patent filed in May 2020.

●	Accepted to Tampa Bay Wave Accelerator (GAN Accelerator) in May 2020.

●	In discussions with nationally recognized heart failure clinics for planned human trials.

●	Hardware and software team identified.

●	Dr. Dan Burkhoff, MD, PhD, and Dr. Kevin Heist, MD, PhD, joined our advisory team in July 2020.

●	Started discussions with a leading medical microelectronics development, design and manufacturing company for the acquisition of our implantable battery solution.

●	Started discussions with an ISO certified medical device manufacturer with expertise in implantable cardiac devices for the manufacture of our heart failure device.

●	Accepted to four week “Boot Camp” at the TMCx Accelerator of the Texas Medical Center, in October 2020.

2021

●	In January 2021, we started feasibility testing of our technology and upon positive review, we proceeded to R&D phase for human implant.

●	In February 2021, we obtained a key battery technology to expedite our development.

●	In July 2021, we filed for a second patent that encompasses the wireless antenna technology (Patent application No. 17/443,899). We commenced engineering related to this patent in January 2021 with a contract design firm that specializes in implantable cardiac devices.

●	In summer 2021, we were accepted into the “YCombinator – Summer Batch 2021.” However, we declined participation in favor of our capital raise with investors on the Republic platform and other venture firms and potential strategic partners.

2022

●	We were accepted into the Stanford StartX accelerator program.

●	We successfully implanted our prototype device in an animal to demonstrate a near real world scenario. This testing showed the device’s embodied antenna and sensor technology as well as data acquisition and analytics capabilities.

●	We thereafter completed three additional animal implants that tested sensing and detection algorithms, two-week chronic implant performance, and acute heart failure induction.

●	We entered into non-disclosure agreements with multiple potential strategic investors/partners.

●	We selected Resolution Medical in Minnesota to be our device assembly and manufacturing contractor.

●	We chose EI Micro in Minnesota to be our electronics components assembly and manufacturing contractor.

2023

●	In Q1, manufacturing of our patient implant quality device started.

●	In Q2, we hired a project manager to streamline our process.

●	In Q3, we completed sterilization and human implant-related testing.

●	In Q4, nine patients exhibiting symptoms of atrial fibrillation (“AFIB”) were implanted with our devices.

2024

●	From March to May 2024, we successfully implanted our devices in an additional 14 patients with heart failure conditions in Split, Croatia; 6 patients in Zagreb, Croatia; and 10 patients in Prague, Czech Republic. As a result, as of the date of this offering circular, our total number of patient implants has reached 39.

●	We commenced conducting in-depth cardiac data analytics.

●	We successfully secured a contract with Integer, a Buffalo, NY-based technology company, to develop a dedicated battery for our device.

●	We started a Good Laboratory Practice (GLP) study with CBSET, Inc., a research institute in Massachusetts (“CBSET”) in October 2024 and expect to conclude the study in February 2025.

Implications of Being an Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.235 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our common stock held by non-affiliates were to exceed $700 million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Corporate History and Structure

The Company was incorporated on May 9, 2019 under the laws of the State of Delaware as “Oracle Health, Inc.” On June 8, 2022, we completed the conversion from a Delaware corporation into a Nevada corporation (the “Change of Domicile”). We believe that the Change of Domicile would help reduce franchise tax obligations and better utilize our capital. After the Change of Domicile, on August 18, 2022, we filed a Certificate of Amendment to Articles of Incorporation of the Company with the Secretary of State of the State of Nevada, to increase the total number of shares of common stock that the Company is authorized to issue to 200,000,000 shares and the total number of shares of preferred stock that the Company is authorized to issue to 50,000,000 shares. On July 21, 2022, we filed a Certificate of Amendment to Articles of Incorporation of the Company with the Secretary of State of the State of Nevada, pursuant to which we changed our name from “Oracle Health, Inc.” to “Future Cardia, Inc.”

Our principal executive offices are located at 910 Woodbridge Court, Safety Harbor, FL 34695, and our telephone number is (727) 470-3466. We maintain a website at https://www.futurecardia.com/. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The Offering

Securities being offered:

A “best-efforts” offering of up to 5,000,000 shares of common stock ($15,000,000), plus up to 1,000,000 additional shares of common stock eligible to be issued as Bonus Shares for no additional consideration.

Minimum subscription:	The minimum subscription amount is $348 for 116 shares of common stock, or a total minimum investment of $360.18 including the 3.5% StartEngine transaction fee.

Best efforts offering; Rolling closings

There is no minimum number of shares of common stock which we must sell before conducting a closing.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at the Escrow Agent. At each closing, the proceeds will be distributed to us and the shares of common stock will be issued to the investors.

Shares outstanding after the offering:(1)	21,667,313 shares of common stock, assuming the issuance of all Bonus Shares available to investors in this offering.

Use of proceeds:

We expect to receive net proceeds of approximately $14,382,000 from this offering, assuming completion of the maximum offering amount hereunder, and after deducting estimated placement agent commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering for: research and development, product testing, FDA submissions, patent protection, operational and administrative expenses, commercialization and working capital reserves. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:

Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our common stock.

(1)

The number of shares of common stock outstanding immediately following this offering is based on 15,667,313 shares of our common stock outstanding as of the date of this offering circular and excludes:

●	1,155,000 shares of common stock issuable upon the exercise of options issued under our 2020 Equity Incentive Plan, or the 2020 Plan;

●

1,500,000 shares of common stock that are reserved for issuance under the 2020 Plan, which is inclusive of the 1,155,000 shares of common stock issuable upon the exercise of the options referred to above that will be issued under the Plan;

●	70,000 shares of common stock issuable upon the exercise of out of plan options;

●	shares of common stock issuable upon the conversion of convertible notes in the aggregate principal amount of $641,000; and

●	shares of common stock issuable upon the conversion of SAFEs and Crowd Notes in the aggregate purchase price of $417,500.

Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this offering circular summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

●	We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

●	The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

●	Our future profitability is uncertain.

●	We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

●	Our success depends on the services of our founder and Chief Executive Officer, the loss of whom could disrupt our business; although we rely on this individual, we do not have key man life insurance.

●	Our internal control over financial reporting may be ineffective.

●	We rely on various intellectual property rights, including patents and trademarks in order to operate our business.

●	The development and commercialization of our insertable cardiac monitor is highly competitive.

●	Successful development of our products is uncertain.

●	We could be adversely affected by health care reform legislation.

●	Changes to government health care programs that reduce payments under Medicare and Medicaid may negatively impact our revenues.

●	Privacy laws and regulations could restrict our ability or the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products.

●	The healthcare industry is highly regulated.

●	The manufacture, distribution, marketing and use of our products are subject to extensive regulation and increased scrutiny by the FDA and other regulatory authorities.

●	The sales, marketing and pricing of products and relationships that pharmaceutical and medical device companies have with healthcare providers are under increased scrutiny by federal and state government agencies.

●	The design, manufacture and marketing of our medical devices entail an inherent risk of product liability claims.

Risks Related to This Offering and Ownership of Our Common Stock

●	There is no public market for our common stock. We cannot be certain that an active trading market or a specific share price will be established. Your investment may remain illiquid for an extended period.

●	This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.

●	This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

●	We are offering Bonus Shares, which is effectively a discount on the per share offering price, to some investors in this offering.

●	The exclusive forum provisions in the subscription agreement may have the effect of limiting your ability to bring legal action against us and could limit your ability to obtain a favorable judicial forum for disputes.

●	You may not be able to participate in potential merger and acquisition transactions.

●	Future issuances of our common stock or securities convertible into our common stock could cause the market price of our common stock to decline and would result in the dilution of your shareholding.

●	We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

●	Certain provisions of our articles of incorporation may make it more difficult for a third party to effect a change-of-control.

●	We are subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders receive less information.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in the subscription package, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We were incorporated in May 2019 and accordingly, we have a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. In order to succeed, our company will need to attract additional capital and additional personnel, and there can be no assurances that our company will be able to attract the needed capital and personnel.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of December 31, 2024, we had an accumulated deficit of $14,214,549. We had net losses in the amount of $4,666,858 and $3,502,822 for the years ended December 31, 2024 and 2023, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock, once trading, and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties, including our ability to raise sufficient capital. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Our future profitability is uncertain.

We have incurred losses since the beginning of our operations and we will continue to have losses in the future as we incur additional expenses to execute our business plan, fuel our potential growth and conduct further research and development. We expect to make significant expenditures to commercialize our product and further develop our business. We will have to begin to generate and sustain and increase revenues to achieve or maintain profitability. We may not generate sufficient revenues to achieve or maintain profitability in the future. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We currently rely on external financing to fund our operations. We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, commercial operations, development activities and establish offices.

Our future funding requirements will depend on many factors, including but not limited to the following:

●	The cost of expanding our operations;

●	The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●	The rate of progress and cost of development activities;

●	The need to respond to technological changes and increased competition;

●	The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●	The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	Sales and marketing efforts to bring our products to market;

●	Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

●	Lack of demand for and market acceptance of our products and technologies.

We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional debt securities, such debt instruments may provide for rights, preferences or privileges senior to our equity securities. In addition, the terms of debt securities that we might issue could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities. Under these circumstances, if our company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on its financial condition.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our success depends on the services of our founder and Chief Executive Officer, the loss of whom could disrupt our business; although we rely on this individual, we do not have key man life insurance.

We depend to a large extent on the services of our founder and Chief Executive Officer, Jaeson Bang. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. Because we are a start-up dependent on the vision of our founder, it will be critical to our prospects and successful development that he remains with us to help establish, develop and grow our business. The loss of the service of Mr. Bang and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business. Additionally, we have not purchased an insurance policy with respect to Mr. Bang in the event of his death or disability. Therefore, if Mr. Bang dies or becomes disabled, we will not receive any compensation to assist us with such person’s absence.

Our internal control over financial reporting may be ineffective.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

We rely on various intellectual property rights, including patents and trademarks in order to operate our business.

Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We may also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

We will be subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

The development and commercialization of our insertable cardiac monitor is highly competitive.

We face competition in the cardiac monitors market. Our competitors may have significantly greater financial, technical and human resources than we have and superior expertise in research and development and thus may be better equipped than us to develop and commercialize cardiac monitoring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position.

Industry consolidation may result in increased competition.

Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer more comprehensive services than they individually had offered or achieve greater economies of scale. In addition, new entrants not currently considered to be competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. The potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. The companies resulting from combinations or that expand or vertically integrate their business to include the market that we address may create more compelling product offerings and may offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or service functionality.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new products and products based on new technologies, including:

●	delays in product development, clinical testing, or manufacturing;

●	unplanned expenditures in product development, clinical testing, or manufacturing;

●	failure to receive regulatory approvals;

●	inability to manufacture on our own, or through any others, product candidates on a commercial scale;

●	failure to achieve market acceptance; and

●	emergence of superior or equivalent products.

Because of these risks, our research and development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successfully, our business, financial condition, and results of operations may be materially harmed.

We could be adversely affected by health care reform legislation.

Third-party payers for medical products and services, including state, federal and foreign governments, are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of healthcare reimbursement they will provide for our products. Following years of increasing pressure, during 2010 the U.S. government enacted comprehensive health care reform with the enactment of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which made changes that significantly impact the pharmaceutical and medical device industries. The Protecting Access to Medicare Act of 2014 imposes additional limitations on Medicare reimbursement rates. These statutes may restrict Medicare reimbursement rates for our products, which may adversely affect our business, financial condition and results of operations. If healthcare reimbursement amounts for our products decrease further in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians and consequently, could place constraints on the levels of overall pricing, which could have a material effect on our revenues.

The 2.3% medical device tax originally established as part of the U.S. health care reform legislation through December 31, 2015 is now repealed. We are unable to predict any future legislative changes or developments related to this excise tax or any other excise tax. Additional state and federal health care reform measures may be adopted in the future, any of which could have a material adverse effect on our ability to successfully commercialize our products and on our industry in general. For example, the United States government has in the past considered, is currently considering and may in the future consider, health care policies and proposals intended to curb rising health care costs, including those that could significantly affect both private and public reimbursement for health care services. Further, state and local governments are also considering or have adopted similar types of policies. Future significant changes in the health care system in the United States or elsewhere, and current uncertainty about whether and how changes may be implemented, could have a negative impact on the demand for our products. We are unable to predict whether health care policies, including policies stemming from legislation or regulations affecting our business, may be proposed or enacted in the future, what effect such policies would have on our business, or the effect that ongoing uncertainty about these matters will have on the purchasing decisions of our customers.

Changes to government health care programs that reduce payments under Medicare and Medicaid may negatively impact our revenues.

Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and healthcare reimbursement for a substantial portion of hospital procedures and costs. Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to commercial third-party payers in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

If third-party payors do not provide adequate coverage and healthcare reimbursement for the use of our products, our revenues will be negatively impacted.

Our success in marketing our products depends in large part on whether U.S. and international government health administrative authorities, private health insurers and other organizations will adequately cover and reimburse customers for the cost of our products. In the United States, a third-party payor’s decision to provide coverage for our products does not imply that an adequate healthcare reimbursement rate will be obtained. Further, one third-party payor’s decision to cover our products does not assure that other payors will also provide coverage for the products or provide coverage at an adequate healthcare reimbursement rate. Healthcare reimbursement systems in international markets vary significantly by country and by region within some countries, and healthcare reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for healthcare reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control healthcare reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient coverage and healthcare reimbursement is not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues will be adversely affected.

Privacy laws and regulations could restrict our ability or the ability of our customers to obtain, use or disseminate patient information, or could require us to incur significant additional costs to re-design our products.

Certain states have also adopted data privacy and security laws and regulations, which govern the privacy, processing and protection of health-related and other personal information. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. For example, the California Consumer Privacy Act of 2018 (CCPA) imposes obligations on covered businesses. These obligations include, but are not limited to, providing specific disclosures in privacy notices and affording California residents certain rights related to their personal data. The CCPA allows for statutory fines for noncompliance (up to $7,500 per violation). Although the CCPA exempts some data processed in the context of clinical trials, the CCPA may increase compliance costs and potential liability with respect to other personal data we may maintain about California residents. In addition, it is anticipated that the California Privacy Rights Act of 2020 (CPRA), which became effective January 1, 2023, will expand the CCPA. The CPRA establishes a new California Privacy Protection Agency to implement and enforce the CPRA, which could increase the risk of enforcement. Other states have enacted data privacy laws. For example, Virginia passed the Consumer Data Protection Act, and Colorado passed the Colorado Privacy Act, both of which become effective in 2023. In addition, data privacy and security laws have been proposed at the federal, state, and local levels in recent years, which could further complicate compliance efforts.

Outside the United States, an increasing number of laws, regulations, and industry standards apply to data privacy and security. For example, the European Union’s General Data Protection Regulation (EU GDPR), the United Kingdom’s GDPR (UK GDPR), and the Swiss Federal Act on Data Protection impose strict requirements for processing personal data. For example, under the EU GDPR, government regulators may impose temporary or definitive bans on data processing, as well as fines of up to 20 million euros or 4% of annual global revenue, whichever is greater. Further, individuals or consumer protection organizations authorized by law to represent their interests may initiate litigation related to processing of individuals’ personal data.

Compliance with U.S. and foreign data protection laws and regulations could require us to take on more onerous obligations in our contracts, in addition to direct compliance obligations under those laws. We may be directly or contractually subject to data privacy and security obligations, including industry standards adopted by industry groups and may become subject to new data privacy and security obligations in the future. For example, certain privacy laws, such as the EU GDPR and the CCPA, require companies to impose specific contractual restrictions on their service providers. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information.

In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, Europe has significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws.

Although there are currently various mechanisms that may be used to transfer personal data from Europe to the United States in compliance with law, such as the EU and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.

If there is no lawful manner for us to transfer personal data from Europe or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the delay of our product development, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, which could limit our ability to conduct clinical trial activities in Europe or elsewhere, and injunctions against our processing or transferring of personal data necessary to operate our business. Some European regulators have prevented companies from transferring personal data out of Europe for allegedly violating the GDPR and EU’s cross-border data transfer limitations.

Our insertable cardiac device product package includes a software dashboard and a smartphone app that automatically pushes the device collected data up to cloud-based pattern recognition software. This system could be susceptible to data breaches.

Our device is designed with a robust cybersecurity framework that follows the FDA’s guidance on cybersecurity in medical devices, including the “Content of Premarket Submissions for Management of Cybersecurity in Medical Devices” and “Cybersecurity in Medical Devices: Quality System Considerations and Content of Premarket Submissions” (2022 Draft Guidance). While no system is 100% immune to cybersecurity threats, we have implemented several safeguards to minimize the risk of data breaches or loss, including:

o	Data Encryption: All data, both in transit and at rest, is encrypted using advanced encryption standards (AES-256) to prevent unauthorized access.

o	Authentication and Access Controls: Only authorized clinicians with unique login credentials and two-factor authentication can access the device portal.

o	Anonymized Patient Data: Patient-identifiable information is separated from clinical data to minimize the impact of unauthorized access.

o	Cloud Security: Our cloud partner complies with industry-leading standards, such as HIPAA, SOC 2, and ISO 27001, to ensure data integrity and security.

Should our cybersecurity protections be breached resulting in the release or theft of sensitive or confidential data, or even if there were a perception of such breach (whether or not valid), or other security lapses by us, our customers could reduce demand for our heart monitoring device or otherwise expose us to financial or reputational harm or legal liability.

Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we or our device users experience could result in unauthorized access to, misuse of, or unauthorized acquisition of the sensitive or confidential information and data (including medical information), the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our systems. Any such incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. A number of digital platforms have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed and our results of operations could be negatively affected. Data security breaches and other incidents may also result from non-technical means (e.g., actions by employees or contractors). Any compromise of our security could result in a violation of applicable security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. Any such compromise could also result in damage to our reputation and a loss of confidence in our security and privacy or data protection measures. Any of these effects could materially and adversely affect our business, financial condition and results of operations.

The healthcare industry is highly regulated.

We are subject to regulation in the U.S. at both the federal and state levels. In addition, the U.S. federal and state governments have allocated greater resources to the enforcement of these laws. If we fail to comply with these regulatory requirements, or if allegations are made that we failed to comply, our results of operations and financial condition could be adversely affected.

Products that we will manufacture, source, distribute or market are required to comply with regulatory requirements.

To lawfully operate our business, we are required to hold permits, licenses and other regulatory approvals from, and to comply with operating and security standards of, governmental bodies. Failure to maintain or renew necessary permits, licenses or approvals, or noncompliance or concerns over noncompliance may result in suspension of our ability to distribute or manufacture products, product recalls or seizures, or criminal and civil sanctions and could have an adverse effect on our results of operations and financial condition.

The manufacture, distribution, marketing and use of our products are subject to extensive regulation and increased scrutiny by the Food and Drug Administration (FDA) and other regulatory authorities.

Any new product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA and foreign regulatory authorities. Changes to current products may be subject to vigorous review, including additional 510(k) and other regulatory submissions, and approvals are not certain. We will required to submit a 510(K) application to the FDA for approval of our heart monitor device and there can be no guarantees that this 510(K) application will be approved. Even if our 510(K) application is approved, once we start manufacturing, failure to comply with the requirements of the FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, could result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in us and our products, which could adversely affect our sales and results of operations.

The sales, marketing and pricing of products and relationships that pharmaceutical and medical device companies have with healthcare providers are under increased scrutiny by federal and state government agencies.

Compliance with the Anti-Kickback Statute, False Claims Act, Food, Drug and Cosmetic Act (including as these laws relate to off-label promotion of products) and other healthcare related laws, as well as competition, data and patient privacy and export and import laws is under increased focus by the agencies charged with overseeing such activities, including FDA, Office of Inspector General (OIG), Department of Justice (DOJ) and the Federal Trade Commission. The DOJ and the Securities and Exchange Commission have also increased their focus on the enforcement of the U.S. Foreign Corrupt Practices Act (FCPA), particularly as it relates to the conduct of pharmaceutical companies, which may adversely impact our future global expansions.

Federal and state laws pertaining to healthcare fraud and abuse could adversely affect our business.

We are subject to various federal and state laws targeting fraud and abuse in the healthcare industry, including anti-kickback laws, false claims laws, laws constraining the sales, marketing and other promotional activities of manufacturers of medical devices by limiting the kinds of financial arrangements we may enter into with physicians, hospitals, laboratories and other potential purchasers of medical devices, laws requiring the reporting of certain transactions between us and healthcare professionals and HIPAA, as amended by HITECH, which governs the conduct of certain electronic healthcare transactions and protects security and privacy of protected health information. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in government healthcare programs such as Medicare and Medicaid. Many of the existing requirements are new and have not been definitively interpreted by state authorities or courts, and available guidance is limited. Unless and until we are in full compliance with these laws, we could face enforcement action and fines and other penalties, and could receive adverse publicity, all of which could materially harm our business. In addition, changes in or evolving interpretations of these laws, regulations, or administrative or judicial interpretations, may require us to change our business practices or subject our business practices to legal challenges, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to educate physicians on the safe and effective use of our products, we may be unable to achieve our expected growth.

An important part of our sales process will include the education of physicians on the safe and effective use of our products. There is a learning process for physicians to become proficient in the use of our products and it typically takes several procedures for a physician to become comfortable using our device. If a physician experiences difficulties during an initial procedure or otherwise, that physician may be less likely to continue to use our product, or to recommend it to other physicians. It is critical to the success of our commercialization efforts to educate physicians on the proper use of the insertable heart monitor, and to provide them with adequate product support during clinical procedures. It is important for our growth that these physicians advocate for the benefits of our products in the broader marketplace. If physicians are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injuries, negative publicity or lawsuits against us, any of which could have an adverse effect on our business.

The design, manufacture and marketing of our medical devices entail an inherent risk of product liability claims.

Manufacturing and marketing of our products, and clinical testing of our products under development, may expose us to product liability and other tort claims. Although we intend to maintain, liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. There are a number of factors that could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products which we will sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. Product liability claims may be brought by individuals or by groups seeking to represent a class. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Any costs (the material components of which are settlements, judgments, legal fees and other related defense costs) not covered under the product liability insurance policies and future reserves could have a material adverse effect on our revenues, financial position and cash flows. Additionally, product liability claims could negatively affect our reputation, continued product sales, and our ability to obtain and maintain regulatory approval for our products.

Risks Related to This Offering and Ownership of Our Common Stock

There is no public market for our common stock. We cannot be certain that an active trading market or a specific share price will be established. Your investment may remain illiquid for an extended period.

There has been no public trading market for our securities. There can be no assurance that a public trading market for our common stock will develop or that a public trading market, if developed, will be sustained. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell our common stock. An inactive trading market also may impair our ability to raise capital to continue to fund operations by selling shares. The lack of an active market also may reduce the fair market value of our common stock.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.

If you invest in the common stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our common stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered common stock will be sold. If less than the maximum offering amount is raised, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate, if any. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. The offering price for our shares has been determined by us and do not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such shares.

We are offering Bonus Shares, which is effectively a discount on the per share offering price, to some investors in this offering.

Certain investors in this offering are entitled to receive additional shares of common stock (effectively a discount) based on the amount invested as well as their status (e.g., they are a current shareholder or investor in the Company / they were waitlisted in our prior offering, they are members of the StartEngine Venture Club bonus program, or StartEngine Venture Club members, or they have indicated their interest in our offering). The number of Bonus Shares will be determined based on the amount of money they invest in this offering as well as their status and will effectively act as a discount to the price at which we are offering our shares of common stock. For example, an investor who decides to invest $30,000 in this offering (not including the 3.5% transaction fee), is part of the StartEngine Venture Club Bonus program, and has invested previously will qualify for the StartEngine Venture Club Bonus (10%), the Loyalty Bonus (20%), and the Volume-Based Bonus shares (20%), for a total of 50% Bonus Shares. However, given the maximum bonus is 20%, the investor would not be able to claim the additional 30% bonus and would remain at the 20% bonus level. Accordingly, that investor would receive 10,000 shares of the Company’s common stock plus an additional 2,000 Bonus Shares, effectively purchasing 12,000 shares of common stock for the same price paid for 10,000 shares of common stock or effectively paying a per share price of $2.50 (prior to reflecting the 3.5% transaction fee). For more details, including all of the Bonus Shares being offered, see “Plan of Distribution—Bonus Shares for StartEngine Venture Club,” “Plan of Distribution—Perks and Additional Bonus Shares,” and “Plan of Distribution—Aggregated Bonus Shares” below. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this offering will be immediately diluted by investments made by investors entitled to the full discount, who will pay less for their stake in the Company.

The exclusive forum provisions in the subscription agreement may have the effect of limiting your ability to bring legal action against us and could limit your ability to obtain a favorable judicial forum for disputes.

Section 6 of the subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement, including actions arising under the federal securities laws such that claims arising under the Securities Act, be brought in a state or federal court of competent jurisdiction in the State of Florida. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain Securities Act claims.

While such choice of forum provisions may be facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our subscription agreement. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our subscription agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially harm our business.

Investors in this offering may not be entitled to a jury trial with respect to certain claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action brought under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement other than those arising under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law.  In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws against the Company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

You may not be able to participate in potential merger and acquisition transactions.

Investors should be aware that under Rule 145 under the Securities Act if they invest in a company through Regulation A and that company becomes involved in a merger or acquisition, there may be significant regulatory implications. Under Rule 145, when a company plans to acquire another and offers its shares as part of the deal, the transaction may be deemed an offer of securities to the target company’s investors, because investors who can vote (or for whom a proxy is voting) are making an investment decision regarding the securities they would receive. All investors, even those with non-voting shares, may have rights with respect to the merger depending on state laws. This means the acquirer’s “offer” to the target’s investors would require registration or an exemption from registration, the burden of which can be substantial. As a result, non-accredited investors may have their shares repurchased rather than receiving shares in the acquiring company or participating in the acquisition.  This may result in investors’ shares being repurchased at a value determined by a third party, which may be at a lesser value than the original purchase price.  Investors should consider the possibility of a cash buyout in such circumstances, which may not be commensurate with the long-term investment they anticipate.

Future issuances of our common stock or securities convertible into our common stock could cause the market price of our common stock to decline and would result in the dilution of your shareholding.

Future issuances of our common stock or securities convertible into our common stock could cause the market price of our common stock to decline, should such a public trading market for our common stock exist. We cannot predict the effect, if any, of future issuances of our common stock or securities convertible into our common stock on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your shareholding. In addition, the perception that new issuances of our common stock, or other securities convertible into our common stock, could occur, could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our capital stock upon our bankruptcy or liquidation, and future issuances of equity securities may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our capital stock. Moreover, if we issue additional equity securities, the holders of such equity securities could be entitled to preferences over existing holders of common stock and equity securities in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. You must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return you may be able to achieve from an investment in our securities.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Our Chief Executive Officer exercises significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Our officers and directors have significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs. Our founder and Chief Executive Officer owned approximately 56.50% of our outstanding common stock as of December 6, 2024, without giving effect to shares of our common stock issuable upon conversion of outstanding convertible notes, SAFEs and Crowd Notes.

Additionally, investors in this offering will grant the Company a proxy in Section 8 of the subscription agreement and agree to allow our Chief Executive Officer to vote their shares on all matters submitted to a vote of the stockholders, including the election of directors. The proxy will be irrevocable and will remain in effect until the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock or the effectiveness of a registration statement under the Securities Exchange Act covering the common stock.

Accordingly, investors in this offering should anticipate no ability to direct our operations. Our Chief Executive Officer will have complete control over the voting power intrinsic to the shares offered hereby. By signing our subscription agreement and granting the irrevocable voting proxy, investors effectively give up their direct voting rights on important corporate decisions, such as electing our board of directors, approving mergers, or changing corporate governance policies. Our Chief Executive Officer will exert disproportionate control over our corporate governance and decisions, possibly to the detriment of investors and investors will have little to no recourse if our Chief Executive Officer acts in a manner contrary to investor expectations. Our Chief Executive Officer may have different objectives or priorities that don’t align with the shareholder’s best interests. By signing our subscription agreement granting the irrevocable proxy, investors lose their ability to negotiate or align with other shareholders on important issues, eliminating their influence within our company.

Certain provisions of our articles of incorporation may make it more difficult for a third party to effect a change-of-control.

Our articles of incorporation as amended authorize our board of directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of our common stock.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company intends to use the net proceeds of this offering for research and development, product testing, FDA submissions, patent protection, operational and administrative expenses, commercialization and working capital reserves. However, management of the Company will have substantial discretion in applying the net proceeds to be received by the Company. Additionally, based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We are subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders receive less information.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. If we elect to take advantage of the benefits of this extended transition period, our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we decide to apply for the quotation of our common stock on the OTCQB or OTCQX market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

If our common stock becomes subject to the penny stock rules, it would become more difficult to trade our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of our common stock and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

We are offering up to 5,000,000 shares of our common stock at an offering price of $3.00 per share in this offering (not including the 3.5% transaction fee). In addition, up to an aggregate of 1,000,000 shares may be issued as Bonus Shares for which we will receive no consideration. If we sell all 5,000,000 shares of our common stock and issue the maximum of 1,000,000 additional shares as Bonus Shares, we would receive $15,000,000 for 6,000,000 total shares, an effective purchase price per share of $2.50.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the effective public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of the shares of common stock to be sold in this offering, assuming the sale of the maximum number of shares offered for sale in this offering and all of the 1,000,000 Bonus Shares will also be issued, at an assumed public offering price of $2.50 per share, and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at December 31, 2024 would have been $13,787,547, or $0.64 per share. Assuming the sale of the maximum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $0.68 to the existing stockholders and dilution in net tangible book value per share of $1.86 to new investors who purchase shares in the offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Effective offering price per share	$2.50
Net tangible book value per share at December 31, 2024	$(0.04)
Adjusted net tangible book value per share after this offering	$0.64
Increase in net tangible book value per share to the existing stockholders	$0.68
Dilution in net tangible book value per share to new investors	$1.86

PLAN OF DISTRIBUTION

The Company is offering up to 5,000,000 shares of common stock, plus up to 1,000,000 additional shares of common stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level, whether an investor is entitled to the StartEngine Venture Club Bonus, and whether the investors is a prior Company investor, as described in this offering circular. Investors receiving the Bonus Shares will effectively receive a discount to our share price, and no additional consideration will be received by the Company for the issuance of Bonus Shares. The maximum offering amount, including transaction fees payable by investors to StartEngine, is $15,525,000 (or $18,525,000 including the Bonus Shares).

The Company has engaged StartEngine Primary LLC, or StartEngine Primary, as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions, Discounts, Expenses and Fees

The following table shows the maximum discounts, commissions, and fees payable to StartEngine Primary in connection with this offering by the Company:

StartEngine transaction fee payable by investors to StartEngine (1)	$525,000
StartEngine cash commission payable by the Company to StartEngine (2)	$525,000
Shares issuable to StartEngine (approximate value) (3)	$300,000
StartEngine out of pocket expenses payable by the Company (4)	$20,000
Total	$1,370,000

(1)	Investors will be required to pay directly to StartEngine Primary a transaction fee equal to 3.5% of the investment amount at the time of the investors’ subscription. The offering is being conducted on a best-efforts basis without any minimum target, provided that an investor purchases shares in the amount of the minimum investment, $348 (116 shares), or a total minimum investment of $360.18 including the 3.5% StartEngine transaction fee. The 3.5% transaction fee will not be refunded in any event.

(2)	StartEngine Primary will receive a cash commission paid by the Company equal to 3.5% of the offering proceeds.

(3)

StartEngine Primary will be issued the number of shares of common stock equal to 2% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the Company raises the maximum amount in this offering, it would issue 100,000 shares of common stock to StartEngine Primary valued at $3.00.

(4)	The Company is required to pay $20,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Assuming the full amount of the offering is raised, the Company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the Company and the investors to StartEngine Primary will be approximately $1,370,000. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the shares being offered hereunder, and the Company will issue StartEngine Primary a number of shares of common stock equal to 2% of the shares sold through StartEngine Primary (excluding Bonus Shares). The Company will also pay a $20,000 advance fee for accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include transaction fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable transaction fee equal to 3.5% of the amount you invest at the time you subscribe for our securities, unless the Company does not raise any funds in this offering.

StartEngine Primary will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the offering with respect to the 2% share commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer’s expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	design, build, and create the Company’s campaign page,

●	provide the Company with a dedicated account manager and marketing consulting services,

●	provide a standard subscription agreement to execute between the Company and investors, which may be used at Company’s option, and

●	coordinate money transfers to the Company.

StartEngine Primary will charge you a non-refundable transaction fee equal to 3.5% of the amount you invest at the time you subscribe for the Company’s securities, equivalent to $0.105 per share, unless the Company does not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc., or StartEngine Crowdfunding, an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mawr Trust Company of Delaware LLC, or the Escrow Agent, which can be found in an exhibit to the offering statement of which this offering circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this offering circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors—This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.”

Investors’ Tender of Funds

After the offering statement of which this offering circular forms a part has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

After the offering statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that transaction fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card transaction fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that a significant portion of the gross proceeds raised in this offering will be paid via credit card. Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, the subscription agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine transaction fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. The Company may terminate the offering at any time for any reason at its sole discretion. In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 75% of the deposit hold will be released to the Company. The remaining 25% will be held for the final 120 days of the deposit hold.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Bonus Shares for StartEngine Venture Club

In addition to the Volume Based Bonus, and the Loyalty Bonus described below under “Perks and Additional Bonus Shares,” certain investors who are members of the StartEngine Venture Club Bonus program (f/k/a StartEngine Venture Club Bonus program), who invest in this offering are entitled to 10% Bonus Shares of our common stock (effectively a discount on the price paid per share), or the StartEngine Venture Club Bonus. For example, anyone who is a member of the StartEngine Venture Club Bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine Venture Club Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine Venture Club Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine Venture Club member.

Perks and Additional Bonus Shares

Certain investors in this offering are eligible to receive Bonus Shares, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, Bonus Shares equal to up to 20% of the shares they purchase, depending upon whether they are a StartEngine Venture Club member and the perks described below. In order to receive volume perks from an investment, one must submit a single investment in the same offering that meets the minimum volume perk requirement. Bonus shares from volume perks will not be granted if an investor submits multiple investments that, when combined, meet the volume perk requirement. All perks occur when the offering is completed.

Loyalty Bonus

If you have previously invested in Future Cardia or were waitlisted in the Company’s prior offering under Regulation CF that ended on June 11, 2024 and the Company was unable to accept your investment, you are eligible for an additional 20% shares in Bonus Shares.

Volume Perks*

Investors who invest at least $1,000 will receive the following:

●	5% Bonus Shares

Investors who invest at least $2,500 will receive the following:

●	7% Bonus Shares

Investors who invest at least $5,000 will receive the following:

●	10% Bonus Shares

Investors who invest at least $10,000 will receive the following:

●	15% Bonus Shares

Investors who invest at least $20,000 will receive the following:

●	20% Bonus Shares

*	1n order to receive perks from an investment, one must submit a single investment in the same offering that meets the minimum perk requirement. The amount invested does not include amounts paid directly to StartEngine as part of the 3.5% transaction fee. Bonus Shares from perks will not be granted if an investor submits multiple investments that, when combined, meet the perk requirement. All perks occur when the offering is completed. Crowdfunding investments made through a self-directed IRA cannot receive perks due to tax laws. The Internal Revenue Service (IRS) prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account. As a result, an investor must refuse those perks because they would be receiving a benefit from their IRA account.

Aggregated Bonus Shares

The StartEngine Venture Club Bonus, Loyal Bonus, and Volume Perks are stacked, subject to a cumulative maximum of 20%. Therefore, any investor that satisfies the requirements for any Bonus Shares, will receive the maximum aggregate amount of (a) Venture Club Bonus shares if they are part of the StartEngine Venture Club Bonus program, (b) Loyalty Bonus shares if they are prior owners, and (c) Volume-Based Bonus shares for which they qualify, up to a maximum bonus of 20%. For purposes of clarity and by way of example, if a StartEngine Venture Club member who is a previous investor, decides to invest $30,000 in this offering (not including the StartEngine transaction fee), such investor will qualify for the StartEngine Venture Club Bonus (10%), the Loyalty Bonus (20%), and the Volume-Based Bonus shares (20%), for a total of 50% Bonus Shares. However, given the maximum bonus is 20%, the investor would not be able to claim the additional 30% bonus and would remain at the 20% bonus level. The StartEngine transaction fee will be assessed on the full share price of $3.00 for the purchased shares, and not any Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE ANY OF THE PERKS FOR REGULATORY PURPOSES.

Conflicts of Interest

Prior Regulation A Offering. On January 13, 2021, we launched an offering under Regulation A of Section 3(b) of the Securities Act, for Tier 2 offerings, pursuant to which we offered up to 4,000,000 shares of common stock at an offering price of $2.00 per share for aggregate maximum gross proceeds of $8,000,000 (the “First Reg A Offering”). On August 25, 2021, our First Reg A Offering on the Republic platform was closed in which we sold 1,644,779 shares of common stock for gross proceeds of approximately $3.29 million. From December 20, 2021 to June 20, 2022, we continued our First Reg A Offering on the platform provided by StartEngine Crowdfunding, Inc. in which we sold 1,522,526 shares of common stock for gross proceeds of approximately $3.05 million. As a result of the First Reg A Offering, we issued StartEngine 30,436 shares of common stock as equity commission.

Prior Regulation CF Offering. On March 3, 2023, we launched an offering under Regulation CF of the Securities Act, pursuant to which we offered a minimum of 3,389 shares of common stock and a maximum of 1,694,915 shares of common stock, at an offering price of $2.95 per share (subject to adjustment for bonus shares as detailed in the offering statement on Form C, as amended from time to time), for aggregate minimum gross proceeds of $9,997.55 and maximum gross proceeds of $4,999,999.25. StartEngine Capital, LLC, an affiliate of StartEngine Primary, acted as the offering’s intermediary. The offering terminated on June 11, 2024, and we sold an aggregate of 1,358,312 shares of common stock for gross proceeds of $3,359,734.35. As a result, we issued issue approximately 34,166 shares of common stock as equity commission to StartEngine Capital, LLC on April 1, 2025.

Investment Limitations

For individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below under “— How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our shares are not listed on a national securities exchange, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or partner in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse or partner, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)	You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)	You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

(vi)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares;

(ix)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)	You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

In order to purchase the shares and prior to the acceptance of any funds from an investor, for so long as our shares are not listed on a national securities exchange, an investor in our shares will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

After deducting the estimated placement agent commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $14,382,000 from this offering, assuming completion of the maximum offering amount hereunder.

The following table represents management’s best estimate of the uses of the net proceeds, assuming the gross proceeds of, $5,000,000, $10,000,000, and $15,000,000 (not including the 3.5% transaction fees), respectively, of common stock offered for sale in this offering.

	$5,000,000 Gross Proceeds	$10,000,000 Gross Proceeds	$15,000,000 Gross Proceeds
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000
Sales commission (3.5%)	$175,000	$350,000	$525,000
Estimated offering expenses	$93,000	$93,000	$93,000
Net Proceeds	$4,732,000	$9,557,000	$14,382,000

Use of Proceeds
Product research and development (40%)	$1,892,800	$3,822,800	$5,752,800
FDA preparation and filing 510k submissions and patent protection (20%)	$946,400	$1,911,400	$2,876,400
Operational and administrative expenses, including certain personnel salaries, and commercialization and manufacturing (30%)	$1,419,600	$2,867,100	$4,314,600
Sales and marketing (5%)	$236,600	$477,850	$719,100
Working capital and general corporate purposes (5%)	$236,600	$477,850	$719,100

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

Our Product Research and Development Plans

As indicated in the table above, we intend to allocate a portion of the net proceeds of this offering to advancing our subcutaneously insertable cardiac monitoring device, focusing on the following key research and development (“R&D”) activities:

●	Product Enhancement: We intend to develop additional sensing capabilities, such as impedance and oxygen saturation (O2 sat) monitoring, to strengthen our competitive position in the heart failure monitoring market.

●	Algorithm Optimization: We plan to further refine our cloud-based pattern recognition software with the objective of enhancing accuracy in detecting early signs of cardiac decompensation.

●	Usability Improvements: We intend to conduct human factors engineering studies to optimize device design and ensure compliance with FDA usability requirements.

●	Additional Testing. We will use a portion of the net proceeds of this offering to support ongoing and planned clinical testing. We will continue to aggregate long-term data from our initial cohort of 39 human implants (9AFIB and 30 HF) to evaluate the device’s accuracy, safety, and impact on patient outcomes.

●	501(k) submission preparation: We will work towards completing subsequent development milestones and clinical trials leading to full FDA 510(k) clearance and commercial scaling.

We anticipate requiring additional funding beyond the net proceeds from this offering. If we are successful in raising the $15.5 million maximum amount of this offering, we estimate that these funds will be sufficient to carry on our business development efforts for 24 months. We will then need an additional $15 to $20 million to complete our currently planned R&D efforts. We Expect that additional sources of funds will come through equity financing in future public or private funding rounds and/or through strategic partnerships with industry leaders in cardiac monitoring or implantable devices. We cannot be sure, however, that additional funds will be available to us in the future on acceptable terms if at all.

DESCRIPTION OF BUSINESS

Overview

Founded in May 2019, we are a medical device technology startup focusing on the development of a tiny insertable cardiac monitoring device to monitor cardiac arrhythmias and chronic heart failure. Our monitoring device is designed to monitor heart failure-related physiological changes with the goal of enabling early interventions that could potentially reduce hospitalizations associated with heart failure. Our tiny insertable cardiac monitor utilizes a multi-sensor approach and cloud-based pattern recognition (machine learning) to monitor chronic heart failure. We filed a provisional patent application that covers the technology related to our insertable cardiac device, software dashboard, smartphone app and data accumulation techniques in May 2019, and a non-provisional utility patent application in May 2020 (Patent application No. 62/853,899). In July 2021, we filed for a second patent that encompasses wireless antenna technology (Patent application No. 17/443,899) to be employed in our device.

In the fourth quarter of 2023, we successfully completed the implantation of our devices in 9 patients. From March to May 2024, we successfully implanted our devices in an additional 14 patients in Split, Croatia; 6 patients in Zagreb, Croatia; and 10 patients in Prague, Czech Republic. As a result, as of the date of this offering circular, our total number of patient implants has reached 39. With these 39 implants, we have commenced conducting in-depth cardiac data analytics, while continuing to manufacture our devices for the validation and verification testing required for FDA submission. In August 2024, we successfully secured a contract with Integer, a Buffalo, NY-based technology company, to develop a dedicated battery for our devices. We expect to start a Good Laboratory Practice (GLP) study with CBSET in Massachusetts, which will be a significant milestone for us, as the data will be submitted to the FDA as part of our application. Our target is to submit a 510(k) application to the FDA by mid to late 2025 although we cannot guarantee that we will meet this timeframe target.

Our tiny insertable monitoring device, which has not yet been cleared by the FDA, is intended to provide a long-term solution to heart failure monitoring, with a design focus on simplicity, accuracy, patient compliance, and hospital economics. We are actively developing and testing these features. Our device is equipped with multi-sensors to track trending changes in heart performance, including heart rhythms, electrocardiogram (ECG or EKG), and heart and lung sounds and activities, to monitor heart failure using telemedicine and machine learning technology.

The Company was incorporated on May 9, 2019 under the laws of the State of Delaware as “Oracle Health, Inc.” On June 8, 2022, we completed the conversion from a Delaware corporation into a Nevada corporation (the “Change of Domicile”). We believe that the Change of Domicile would help reduce franchise tax obligations and better utilize our capital. After the Change of Domicile, on August 18, 2022, we filed a Certificate of Amendment to Articles of Incorporation of the Company with the Secretary of State of the State of Nevada, to increase the total number of shares of common stock that the Company is authorized to issue to 200,000,000 shares and the total number of shares of preferred stock that the Company is authorized to issue to 50,000,000 shares. On July 21, 2022, we filed a Certificate of Amendment to Articles of Incorporation of the Company with the Secretary of State of the State of Nevada, pursuant to which we changed our name from “Oracle Health, Inc.” to “Future Cardia, Inc.” The Company does not have any subsidiary.

Our Industry

The United States boasts the largest medical device market in the world, with Select USA reporting that the market reached $156 billion in size in 2017. According to Select USA, by 2023, industry experts project the U.S. market to grow to $208 billion. This industry includes nearly two million direct and indirect jobs in the U.S., with over 80% of medical device companies operating at under 50 employees.

The U.S. Center for Disease Control and Prevention (CDC) estimates that roughly 6 million adults in the U.S. have heart failure, which is defined as when the heart cannot pump enough blood and oxygen to support other organs in the body. The CDC also reported that heart failure costs the U.S. about $30.7 billion each year in health care services, medications, and missed days of work from the ill patients, and is responsible for 11 million physician visits each year and even more hospitalizations than all forms of cancer combined.

One way to monitor heart health is through implantable cardiac monitors. According to a report published by Allied Markets Research (AMR), the global implantable cardiac monitors market is projected to reach $678 million by 2023, growing at a 7.4% compound annual growth rate, or CAGR, from 2017 to 2023. According to AMR, growth is expected to be driven by the miniaturization of these devices, as well as the growing demand for cardiac monitors that can continuously monitor heart health and detect any abnormalities.

Our Market Opportunity

Heart failure is a major public health problem affecting more than 6 million patients in the United States and more than 23 million patients worldwide. Patients with heart failure have high morbidity and mortality rates. According to the American Heart Association, one in five persons in the U.S. will develop heart failure in their lifetime and 50% of those who develop heart failure will die within 5 years. The projected cost to the U.S. healthcare system is expected to reach $70 billion by 2030 and the burden of heart failure related hospitalizations represents 80% of costs attributed to heart failure care. Thus, accurate monitoring and timely detection of worsening heart failure may reduce heart failure admissions.

Current Approaches

Patients’ self-tracking of daily weights, a lagging indicator of impending heart failure decompensation (that is, the inability of the heart to maintain adequate circulation) has not proven to be effective in preventing episodes of decompensation (See Figure 1, below). Traditional physiologic markers such as abnormal increases in patient weight (that is, fluid accumulation and/or swelling of the lower extremities) occur late in the decompensation process (approximately five days prior to hospitalization, according to Figure 1 below) and leave little time to react before hospitalization. The ineffectiveness of self-tracking of daily weight changes is due to the reactive nature of having to act quickly on late-in-the-cycle data that is represented by the weight gain information. By the time the patient is presented with notable weight gain, the patient is already at the heart failure decompensation stage, requiring immediate intervention.

Numerous studies, some of which are referenced in Appendix A to this offering circular, that evaluated the decompensation parameter’s ability to reduce heart failure related hospitalizations have indicated that this methodology has failed. Traditional clinical observations, and intrathoracic impedance monitoring (measuring the liquid accumulation in the lungs) have also failed to provide sufficient insight into patient decompensation and have not led to a decrease in hospital readmissions, according to a Link-HF study (discussed in Appendix A).

Wearable Monitors

The development of wearable monitors, which have gained in popularity in recent years and have been thought to provide a simple to implement heart monitoring solution, have not, to our knowledge, resulted in an improvement in patient outcomes. Although a few of the devices have shown promise in the short-term (days to weeks), these devices have not proven beneficial for the long-term chronic management of heart failure as they suffer from low accuracy, poor patient compliance, lack of sustainability and lack of physician adoption.

While wearable monitors such as smartwatches, chest straps, or fitness trackers have shown potential in general cardiovascular health monitoring, clinical studies have highlighted their limitations in managing chronic heart failure (HF), as summarized below:

●	Accuracy Limitations: Wearable devices often rely on indirect measurements (e.g., photoplethysmography for heart rate), which can be less accurate in detecting critical parameters like pulmonary congestion or subtle cardiac decompensation signals.

●	Limited Data Specificity: Unlike implantable or subcutaneous devices, wearable monitors are not equipped to capture advanced metrics like intracardiac pressures or heart sounds, which are essential for long-term HF management.

●	Patient Adherence Challenges: Long-term use of wearables can suffer from poor adherence, as devices often need to be recharged, worn consistently, or manually adjusted, making them less practical for chronic HF patients.

●	Key Studies and Supporting Data:

o	GUIDE-HF Study (2021): The Guide-HF clinical trial (gov ID NCT 03387813) sponsored by Abbott Medical Devices highlighted that devices like the Abbott CardioMEMS pulmonary artery sensor (an implantable monitor) provide significantly better long-term outcomes for HF patients compared to external monitoring systems. This trial was designed to demonstrate significant reductions in hospitalization and mortality for the entire study population. The study narrowly missed statistical significance in the overall population for reducing the combined outcome of heart failure hospitalizations and mortality

o	mSToPS Study (2019), conducted by the Scripps Research Digital Trials Center: Although wearable ECG monitors showed utility in detecting arrhythmias, this study did not provide evidence for their effectiveness in reducing HF hospitalizations or managing HF progression. This trial showed the limitations and the challenges associated with wearables on long term arrythmia monitoring. For example, The Zio Patch, included in the study as one of the wearables, provides continuous ECG monitoring but is typically worn for up to 14 days. This short monitoring window may have missed cases of paroxysmal (intermittent) atrial fibrillation (AF), particularly for individuals whose episodes occur less frequently. This is because Detecting AF often requires extended or repeated monitoring, especially in asymptomatic populations. Also, there were adherence Issues: wearables rely on patient compliance and if study participants remove the patch prematurely or don’t wear it as instructed, data gaps can reduce the device’s effectiveness in detecting AF. There is also noise in Data as wearable devices can produce false positives or inconclusive data due to factors like poor adherence, body movements, or technical errors. (See p. A-6 in Appendix A for additional information relating to the mSToPS study.)

o	Meta-analyses (Various): Multiple systematic reviews (See p. A-6 in Appendix A) emphasize that wearables are better suited for lifestyle and fitness tracking rather than complex disease management like HF, where more invasive, precise data is needed.

Ï	American Heart Association (AHA) in collaboration with the American College of Cardiology (ACC) and the Heart Failure Society of America (HFSA), provides guidance on remote monitoring for heart failure (HF) patients: The AHA acknowledges that while wearables can provide valuable insights into general health, they have not yet demonstrated clear clinical benefits for managing HF, particularly for detecting and preventing decompensation events. The AHA acknowledges that while remote monitoring technologies hold promise for enhancing heart failure management, current AHA guidelines recommend a cautious and individualized approach due to limited evidence of their effectiveness in improving clinical outcomes. See p. A-7 of Appendix A for more information regarding the AHA guidelines.

Ï	Why Subcutaneous Devices are Superior: We believe that chronic HF management relies heavily on continuous, accurate, and actionable data, such as long term ECG and long term heart sounds. These parameters cannot currently be captured reliably by wearable monitors. Implantable and subcutaneous devices are specifically designed to address these needs.

Ï	Industry Consensus: We believe that it is widely accepted industry knowledge that wearables, while innovative, are not yet equipped for the complex, long-term physiological monitoring required for effective HF management. This belief is supported the current focus of leading HF technology companies on implantable and subcutaneous solutions.

Figure 1. Adapted from Emani. Current Heart Failure Rep. 2017:14(1):40-7

Note: The dotted white lines in Figure 1 represent the points in time prior to hospitalization that the indicated biomarkers begin to show.

Cath Lab Implantables

Additionally, despite improved accuracy, invasive catheterization, or cardiac cath lab procedures, is complex and expensive and has suffered from low adoption by physicians and hospitals.

It has been hypothesized that the development of physiological parameters, while associated with more variations in a population, may provide improved sensitivity and specificity, given that an individual’s baseline measurements are used to evaluate future events. Studies (e.g., Characterization of Cardiac Acoustic Biomarkers in Patients with Heart Failure (the “Burkhoff Study”) - https://onlinelibrary.wiley.com/doi/full/10.1111/anec.12717) have shown that early detection of signs related to acute worsening of heart failure through the use of heart sounds as a cardiac acoustic biomarker may provide insight regarding the timing of treatment interventions, leading to a decrease in hospitalizations. In the Burkhoff study, 1060 patients with heart failure were tested using a wearable cardioverter defibrillator (WCD). This WCD device recorded ECG and cardiohemic vibrations (i.e., heart sounds) as well other notable cardiac data that can be algorithmically combined to provide cardiac acoustic biomarkers of heart failure patients. The Burkhoff Study provided critical information about typical values in heart failure patients, intra-subject variability, circadian rhythms, and changes over time of these parameters. The Burkhoff Study concluded that short term noninvasive cardiac acoustic biomarkers offer the possibility to assess parameters associated with heart function, clinical status, and other aspects of cardiovascular physiology that differ between normal and heart failure states.

A recent Boston Scientific MultiSENSE clinical trial, which enrolled 900 patients suffering from heart failure, who each received a cardiac resynchronization therapy implantable cardioverter defibrillator device provided the initial proof that a multi-parameter approach in an implantable device improved the care of the heart failure patient and reduced future heart failure admissions. The HeartLogic (Boston Scientific) index, which combines data from multiple implantable cardioverter defibrillator (ICD)-based sensors, was able to detect 70% of the impending heart failure events with a median 34 days’ warning. Additional evidence for physiologic (hemodynamic) assessment of the heart failure patient was demonstrated in the Abbott CHAMPION trial where one-year remote monitoring of an Abbott CardioMEMS Champion heart failure monitoring system resulted in an $11,260 reduction for Heart failure related hospitalizations compared with the year before the device implant trial. These two successful trials clearly demonstrated that the use of the “physiologic data” approach is superior to that of patient weights and intrathoracic impedance.

Neither the Boston Scientific MultiSENSE nor the Abbott CardioMEMS studies were conducted by our company or related to trials or studies of our implantable subcutaneous heart monitoring device. Although the Boston Scientific study related to an implantable cardioverter defibrillator device which differs significantly from our subcutaneous heart monitor, the primary reason for referencing the Boston Scientific study is to highlight the utility of multi-sensor technology for detecting heart failure trends. Similarly, although the Abbott CardioMEMS device also differs significantly from our device in design, functionality and use case, we have presented the CardioMEMS information to underscore the clinical precedent and feasibility of implantable devices for monitoring and, possibly, better managing heart failure. These two cited studies serve as supporting evidence for the broader concept that monitoring physiological parameters (e.g., heart sounds or hemodynamic data) can improve heart failure management. However, we recognize that our heart monitoring device is distinct and different from the Boston Scientific and Abbott devices and that our device has not yet demonstrated identical outcomes to those observed in the MultiSENSE or CHAMPION studies. Those studies do not in any way indicate or predict that our heart monitoring device will be successfully commercialized in the future.

The burden of employing devices such as those referenced above lies in the cost and invasive placement procedure and the complexities of addressing the needs of different heart failure populations. Patient populations include those requiring correction of left bundle branch block, or LBBB, with a low ejection fraction, or EF (a measurement, expressed as a percentage, of how much blood the left ventricle pumps out with each contraction), those who suffered a myocardial infarction (a heart attack), or MI, or who are thought to be at risk for this event and those patients with heart failure and normal conduction physiology and no previous MI, that is, heart failure with preserved (or normal) ejection fraction, or HFpEF. Currently these devices are not indicated for patients with HFpEF.

Our Solution

The market for insertable cardiac monitors needs a solution that brings simplicity, accuracy, high patient protocol compliance and hospital economics to heart failure monitoring. Based on the criteria discussed below and equipped with clinical evidence on heart sounds as a biomarker, such as obtained in the MultiSENSE study discussed above, we are developing a subcutaneously (SQ, under the skin) insertable device with multi-sensors to check for trending changes in heart performance to monitor heart failure using telemedicine and machine learning technology.

Our insertable cardiac monitoring device will monitor the following heart related functions with the indicated tools:

●	heart rhythms (electrocardiogram (ECG));

●	heart and lung sounds (phonocardiogram (PCG)); and

●	body motion, activity and orientation (three axis accelerometer).

The current unmet need in the HFpEF market segment is significant and growing in terms of patient numbers and heart failure admissions. Along with this current unmet need is the issue of “treatment solutions for HFpEF.” Segments or phenotypes of the HFpEF population may be served with similar algorithms to those that treat heart failure with reduced (that is, abnormal) ejection fraction, or HFrEF (also referred to as systolic heart failure). However, the disease process associated with HFpEF is very distinct from that associated with HFrEF.

The development of solutions for HFpEF has led investigators to take a look at the phenotypes that may present. A meeting of experts in this space took place at National Institute of Health, the NIH, in June 2017. Several key insights developed. First, should clinical trials enrolling HFpEF patients focus on all HPpEF patients or focus on smaller subpopulations (phenotypes). Most clinical trials adopt broad inclusion criteria, to ensure that the primary objective of the trial has adequate statistical power. The downside of this approach, to enroll all patients with the HFpEF but presenting with a variety of phenotypes, is the resulting uncertainty as to the primary factor(s) causing heart failure in each phenotype. This may lead to trials that include additional variables, that while well understood for the HFrEF population, remain to be evaluated in the HFpEF segment. For instance, elevated B-type natriuretic peptide (BNP) levels are prognostic for HFpEF but are lower in the HFrEF population for any level of this specific heart failure. Including BNP in a broad inclusion HFpEF trial may lead to data that cannot be quantified and analyzed, without a very large sample size. Similarly, the phenomenon of patients with HFrEF that do not respond to cardiac resynchronization therapy (CRT) has resulted in more than 500 published papers. These papers have focused on possible mechanisms responsible for the non-responder issue. As a result of this effort, new pre-implant and post-implant solutions have been successfully identified and solutions have been developed during the 19 years that CRT has been on the market. At the time of the CRT launch, insufficient knowledge into the complex nature of heart failure with LBBB prevented “phenotype” based tools from being used to improve the responder rate. In regard to HFpEF, the scientific knowledge specific to the phenotype is more mature than that known for HFrEF and CRT. It is reasonable that the use of a multi-sensor device such as our insertable cardiac monitor will allow greater care of the HFpEF population compared to the early days of device management in the HFrEF population.

More than 35 trials have been developed to evaluate a possible “solution” for HFpEF. These studies (see p. _ in Appendix A) and other investigations have concluded that the unique pathophysiology may include a variety of phenotypes; 1) at-risk metabolic disorders, 2) pulmonary vascular disease, 3) elevated atrial pressure 4) those presenting with coronary microvascular dysfunction, and alterations in titin physiology, to name a few. These phenotypes may or may not confound a trial’s primary objective.

Many HFrEF trials included improvements in quality of life and functional capacity as primary or secondary endpoints. These measures were not necessarily correlated with morbidity and mortality. The improvements in quality of life and/or functional capacity did not lead to a similar reduction in morbidity and mortality rate. The HFrEF population may have “lived” more comfortably but did not live longer. The HFpEF disease appears at a later age than the HFrEF and improvements addressing this population appear to be focused on an improvement in functional capacity. As current pharmaceutical treatments for cardiovascular disease (CVD) do not improve this group’s functional capacity, reducing the impact of the disease variables on this functional capacity parameter is key. Symptoms commonly observed in the HFpEF population, including reduced exercise tolerance (impacting daily activities), dyspnea (impacting respiratory rate) and declining cardiac function (heart sounds) are the focus on the Future Cardia device. A combination of pharmaceutical therapies tailored to these “physiologic markers” may reduce the need for heart failure admissions. The number one goal for health care providers is to prevent morbidity and mortality. From a patient perspective, their goal, while to stay alive, is really to live with a reasonable functional capacity. We believe that our insertable cardiac monitoring device can help achieve this objective.

Our Product Features

Future Cardia’s insertable cardiac monitor is designed to be a super-minimally invasive solution that can effectively help cardiologists monitor and treat their heart failure patients. Our insertable cardiac monitor is comprised of the following features:

●	Under the skin insertable device transmits secured data to a smartphone with advanced antenna and sensor technologies;

●	Smartphone automatically pushes the data up to cloud-based pattern recognition software (machine learning); and,

●	Clinicians log on to a portal to assess cardiac performance.

The diagram below illustrates this structure.

Insertion Procedure

Future Cardia’s insertable cardiac monitor utilizes commonly used insertion procedure. This is a 2-minute office-based procedure commonly used by thousands of cardiologists every day.

Cardiologist numbs a small region and then makes ¼ inch incision.	Cardiologist inserts the device, just under the skin.	After device is inserted, physician then covers the incision area with a special sterile bandage.

Heart Monitoring

Acoustic sensor listens to heart sounds to gain patient data.	ECG records heart rhythms and accumulates performance trends.	Machine learning analyzes trending heart performance and provides actionable insights.

After the minimally invasive insertion process, our insertable cardiac monitor is able to listen to heart sounds and record electrocardiography (ECG). Based on currently available better technology and longevity, which we intend to incorporate into our monitoring device, we expect our device to be able to continuously transmit monitoring signals for up to three years. Cardiologists can monitor patient data and trends in heart performance using our proprietary software dashboard. Our insertable cardiac monitoring platform will use cloud-based machine learning to analyze all of a patient’s data and help cardiologists efficiently determine the next steps in patient care.

Our Competition

Our primary competitors are Abbott, Medtronic, Sensible Medical Innovations, VitalConnect and ReThink Medical. The following is a description of each of these competitors.

Abbott Laboratories (NYSE: ABT): Abbott Laboratories is an Illinois-based healthcare company that sells medical devices, diagnostics, medicines, and nutritional products to treat a wide range of health problems, including cardiovascular diseases. The cardiovascular disease division at Abbott has many internal divisions that are designed to solve specific heart problems. Organizations within the cardiovascular disease division include structural heart, heart failure, cardiac rhythm management, electrophysiology, peripheral intervention, vessel closure, carotid intervention, and coronary intervention. The heart failure organization has over five products that are designed to help physicians and patients more effectively monitor and manage heart failure. The CardioMems HF System is a monitoring device that is implanted directly into a patient’s pulmonary artery that then sends information wirelessly to the patient’s doctor. Abbott reports that this device has been clinically proven to reduce hospital admission by 58% over an average of 12 months. In 2018, Abbott Laboratories reported that its Heart Failure division earned $646 million in total revenue, of which about 72% came from sales made in the U.S.

Medtronic (NYSE: MDT): Founded in 1949, Medtronic is a medical device company that designs and sells devices for a range of medical uses. Heart failure and cardiac rhythm is one such medical issue that Medtronic sells devices to treat, with the company offering implantable cardiac pacemakers, implantable cardioverter defibrillators, implantable cardiac resynchronization therapy devices, AF ablation product, insertable cardiac monitoring systems, and mechanical circulatory support products. The Medtronic LINQ is the company’s flagship Insertable Cardiac Monitoring system product, which is designed to record the heart’s electrical activity before, during, and after transient symptoms, as well as assist in diagnosis. In the 2019 fiscal year (which ended on April 26, 2019), Medtronic reported $5.84 billion in revenue from its cardiac rhythm and heart failure group, down from $5.94 billion in 2018.

Sensible Medical Innovations: Sensible Medical Innovations is an Israeli company that aims to lead a new standard of care in heart failure. Initially used in the military, the company’s medical radar (ReDS) monitoring technology has been adapted for medical use to help physicians deliver a non-invasive solution to heart failure patients. By implementing this product, Sensible Medical claims that healthcare professionals are able to measure a patient’s lung fluid, which is a key data point for heart failure patients. Additionally, Sensible Medical’s solution can be used both at home and in a clinic. In May 2019, Sensible Medical entered into an agreement with Bayer for the use of Sensible’s ReDS technology. Sensible Medical raised a $20 million financing round led by Boston Scientific in November 2013, which was the company’s last disclosed funding.

VitalConnect: Headquartered in Silicon Valley, California, VitalConnect is developing an external sticky patch device to monitor cardiac functions. The company was founded in 2011, has received total funding of $86 million and has completed a 100 patient clinical trial of its sticky patch device in the U.S. (LINK HF).

ReThink Medical: San Francisco-based ReThink Medical is a health tech startup that has designed medical devices to help monitor heart failure. The company’s wrist-worn monitoring device is equipped with technology that is designed to predict and prevent heart failure hospitalizations. The device uses machine learning, artificial intelligence, and continuous physiologic monitoring to detect worsening symptoms. In May 2017, ReThink Medical raised a $3 million Series A round led by Emergent Medical Partners.

Currently, there are several medical device companies competing in this field. However, we believe our product will bring simplicity, high patient protocol compliance and hospital economics to the monitoring of heart failure compared to other devices in the market.

Our Competitive Advantages

We believe that the following intended characteristics of our product will provide us with a competitive advantage once our implantable monitoring device is fully developed and FDA cleared:

●	Simplicity – Our monitoring device, which can be inserted under the skin in a two minute office visit procedure, features a simpler approach than other devices currently on the market that require femoral vein access or a sensor implantation inside the heart or pulmonary artery.

●	Accuracy – Our heart monitoring device utilizes a unique set of multi-sensors (ECG, acoustic sensor for heart & lung sounds, and activity sensor/accelerometer). We are designing our multiple sensor heart monitoring device to incorporate principles similar to those found in other multiple sensor devices. Our objective in designing our multiple sensor heart monitoring device utilizing our set of multi-sensors is that our device will also display accuracy and we plan to evaluate our device’s accuracy through ongoing and future clinical studies.

●	Ease of Patient Protocol Compliance – Patients do not need to wear any equipment or worry about following a detailed or cumbersome long term regiment such as those that are required in connection with the use of currently available wearable or implantable heart monitoring solutions.

●	Telemedicine – Using smartphone, WiFi and cellular networks, all device output data is securely transmitted by the inserted device to a smartphone, then to a cloud based AI system for data analytics.

●	Existing Healthcare Reimbursements – Our device leverages existing Current Procedural Terminology (CPT code 33285) to streamline the healthcare reimbursement process.

Our Product Launch Roadmap

Our product launch roadmap includes the following steps:

●	complete patient ready device development (design and engineering) for an early feasibility study and first in man implant (completed in 2023);

●	complete at least 30 implants (completed in the first half of 2024) supported by comprehensive data analysis. As a 510(k) Class II device, our heart monitor must demonstrate equivalency or similarity to predicate devices. As part of the 510(k) submission process, the FDA recommended conducting an observational clinical trial at a limited number of clinical centers;

●	submit Pre-Sub to FDA (submitted in December 2021 and February 2024, with a follow-on FDA guidance meeting on May 6, 2024);

●	Submit 510(K) application (mid to late 2025). We cannot guarantee that our 510(K) application will be filed within this stated timeframe or that, once filed, it will be approved;

●	penetrate Texas and Florida markets (two of the highest implant volume states in the US);

●	commercialize and expand to other high-volume regions outside of Texas and Florida, and further refine the product; and

●	solidify commercialization and earn market share from competitors and explore the application of our device in respiratory space.

Our Development Highlights

2019

●	Completed ZeroTo510 Med Tech Accelerator (GAN Accelerator).

●	Proof of concept device developed in August 2019 for animal lab and human testing.

●	Accepted to Johnson & Johnson’s life sciences incubator, or JLABS, in November 2019.

●	Signed research agreement with Maastricht University for animal and human testing.

2020

●	8 heart failure patient data studies completed (Maastricht University study - proof of concept device that records ECG and measures heart sounds through an acoustic sensor in a non-invasive, external approach).

●	Non-provisional utility patent filed in May 2020.

●	Accepted to Tampa Bay Wave Accelerator (GAN Accelerator) in May 2020.

●	In discussions with nationally recognized heart failure clinics for planned human trials.

●	Hardware and software team identified.

●	Dr. Dan Burkhoff, MD, PhD, and Dr. Kevin Heist, MD, PhD, joined our advisory team in July 2020.

●	In discussions with a leading medical microelectronics development, design and manufacturing company for the acquisition of our implantable battery solution.

●	In contract discussions with ISO certified medical device manufacturer with expertise in implantable cardiac devices for the manufacture of our heart failure device.

●	Accepted to four week “Boot Camp” at the TMCx Accelerator of the Texas Medical Center, in October 2020.

2021

●	In January 2021, we started feasibility testing of our technology and upon positive review, we proceeded to R&D phase for human implant.

●	In February 2021, we obtained a key battery technology to expedite our development.

●	In July 2021, we filed for a second patent that encompasses the wireless antenna technology (Patent application No. 17/443,899). We commenced engineering related to this patent in January 2021 with a contract design firm that specializes in implantable cardiac devices.

●	In summer 2021, we were accepted into the “YCombinator – Summer Batch 2021.” However, we declined participation in favor of our capital raise with investors on the Republic platform then and other venture firms and potential strategic partners.

 2022

●	We were accepted into the Stanford StartX accelerator program. Stanford StartX is one of the premier accelerator programs in the world. More than 300 Silicon Valley mentors participate in the program to create one of the most powerful networks of entrepreneurs, professors, scientists and investors.

●	We had successfully implanted our prototype device in an animal to demonstrate a near real world scenario. This testing showed the device’s embodied antenna and sensor technology as well as data acquisition and analytics capabilities.

●	We thereafter completed three additional animal implants that tested sensing and detection algorithms, two-week chronic implant performance, and acute heart failure induction.

●	We entered into non-disclosure agreements with multiple potential strategic investors/partners.

●	We selected Resolution Medical in Minnesota to be our device assembly and manufacturing contractor.

●	We chose EI Micro in Minnesota to be our electronics components assembly and manufacturing contractor.

2023

●	In Q1, manufacturing of our patient implant quality device started.

●	In Q2, we hired a project manager to streamline our process.

●	In Q3, we completed sterilization and human implant-related testing.

●	In Q4, nine patients exhibiting symptoms of atrial fibrillation (“AFIB”) were implanted with our devices.

2024

●	From March to May 2024, we successfully implanted our devices in an additional 14 patients with heart failure conditions in Split, Croatia; 6 patients in Zagreb, Croatia; and 10 patients in Prague, Czech Republic. As a result, as of the date of this offering circular, our total number of patient implants has reached 39.

●	We commenced conducting in-depth cardiac data analytics.

●	We successfully secured a contract with Integer, a Buffalo, NY-based technology company, to develop a dedicated battery for our device.

●	We started a Good Laboratory Practice (GLP) study with CBSET, Inc., a research institute in Massachusetts (“CBSET”) in October 2024 and expect to conclude the study in February 2025.

Our Heart Monitor Device Clinical Studies

To evaluate the safety, functionality, and ease of implant of our heart monitor devise that we are developing, we have conducted the following clinical studies to date:

●	Animal Studies:

o	Purpose: Preclinical testing of the device to assess biocompatibility, implantation techniques, and early performance metrics.

o	Dates: Conducted throughout 2022 and early 2023.

o	Summary: These studies confirmed that our device is safe for implantation, demonstrating no significant adverse events in animal models.

●	On the skin (external) testing. These studies, which were not given a name, were conducted under our agreement with Maastricht University with heart failure patients who were already hospitalized in China. The object of these studies was solely to collect data and there were no other endpoints:

o	Purpose: Preclinical testing to assess heart failure heart sounds for the purpose of data analytics using smartphones.

o	Study Partner: Masstricht University.

o	Dates and location: Conducted throughout 2022 and early 2023 at a hospital in China.
o	Inclusion Criteria: Participants had to be admitted to hospital with heart failure.

o	Summary: These studies confirmed that patients in heart failure state exhibit different heart sounds – notable weakened S1 (first heart sound) and S2 (second heart sound), and prominent S3 and S4 (S3 and S4 sounds often exhibit in patients with heart failure - these sounds represent disturbances in the valve closing which can be associated with worsening heart failure).

●	AFIB Human Implants. The official title of this study was “Clinical Investigation of the Future Cardia Insertable Cardia Monitor in Subjects with Paroxysmal Atrial Fibrillation Voice of the Heart Trial (First-in-Huma Study)”:

o	Objectives of Study: To evaluate the safety and performance of our implantable device by assessing the insertion procedure, sensing and detection performance and data monitoring transmission success, and device- or procedure-related complication rates over a 6-month follow-up period.

o	Study Partner: University Hospital of Split, Croatia, pursuant to a medical device clinical study agreement dated January 27, 2-23, as amended on December 20, 2024.

o	Dates and Locations: Conducted in December 2023, Split, Croatia.

o	Inclusion Criteria: Adult patients presenting one of the following conditions: Paroxysmal F patients that are candidates for AF ablation; patients hospitalized for symptomatic AF ablation; and outpatients who required treatment.

o	Number of Participants: Nine (9) patients with paroxysmal atrial fibrillation (AFIB).

o	Length of Study: Follow-ups extended over a 12-month period to assess device performance.

o	Adverse Events: No serious adverse events (SAEs) reported during or post-implantation.

o	Endpoint Objective: Demonstration of functionality: Implanted monitors automatically transmitted measured data to patients’ cell phones which locally stored the data and automatically uploaded it to cloud storage for further processing.

o	Results: This study demonstrated that our device functioned as intended, reliably capturing and transmitting heart rhythm data across all AFIB patients in this study. This was a critical milestone that validated the technical readiness of our system for broader applications.

●	Heart Failure Human Implants (no study name):

o	Dates and Locations: Conducted in March and May 2024 in Split, Croatia (14 patients); Zagreb, Croatia (6 patients); and Prague, Czech Republic (10 patients).

o	Study Partner: University Hospital of Split, Croatia.

o	Number of Participants: 30 patients with heart failure.

o	Length of Study: Follow-ups conducted for 12 months post-implantation.

o	Adverse Events: No SAEs reported during or post-implantation.

o	Endpoint Objectives: Proof of effectiveness of data transmission. Raw data recorded and automatically transmitted from implanted devices across all patients in study for up to six months.

o	Results and Statistical Significance: Early data analysis indicated consistent device functionality, with 85% wireless connectivity.

Our Maastricht University Research Collaboration and Other Data Sources

On September 21, 2019, we entered into a research collaboration agreement with Maastricht University, more specifically, with the Faculty of Health, Medicine and Life Sciences/School for Cardiovascular Diseases, or CARIM, to investigate to what extent the analysis of heart sounds is comparable or complementary to standard care non-invasive assessments in diagnosing HFpEF and whether heart sounds may contribute to better classification within the HFpEF population. This research collaboration entailed a short term study of a proof of concept model of our heart monitoring device in 30 patients referred to the HFpEF outpatient clinic at Maastricht University Medical Center. The criteria for selecting patients for this trial was that participants have moderate to severe heart failure.

The Maastricht proof of concept device is about the size of a 9V battery and is equipped with an ECG recorder and an acoustic sensor to monitor and measure heart rhythm and heart sounds. Data that is externally recorded by the device during a treadmill test is wirelessly transmitted to a smartphone for analysis. Compared to the proof of concept device, our heart monitoring device is a sterile device designed to be subcutaneously implantable in a clinical setting; its automatic sensing and detection capabilities are able to monitor the cardiac function continuously for up to two years; it includes automatic built-in wireless (Bluetooth) connectivity to a smartphone app that pushes the collected data to a proprietary cloud based computing system for analysis; and although our device incorporates the same ECG recording and acoustic sensing technologies, in our device these functions are optimized for long-term continuous monitoring.

This proof of concept testing has enabled us to acquire heart failure patients’ cardiac data (ECG and heart sounds in a digital format) for input into a non-proprietary, generally available machine learning analysis program.

Although information provided by the testing of eight heart failure individuals is only anecdotal with little statistical significance, after short treadmill exercises and the recording of ECG and heart sounds, we were able to observe, as hypothesized, acute cardiac performance changes in this test group that are not seen in persons with normal heart function. Shortly after the treadmill exercise, the diseased heart showed that it is not able to pump effectively. The pumping amplitude was reduced, and the frequency of each pumping (width) was widened in contrast to healthy hearts. To our knowledge, this study did not result in any adverse events This testing gave us confidence that these heart failure patients do have some level of heart sound changes when they increase activities.

The term of the Maastritch agreement was for one year; however, the agreement remains in effect, until the study, in progress, is completed. To date, we have collected data for over 35 patients and are currently analyzing this data to develop our heart failure sensing and detection algorithm. Under the terms of this collaboration, we have agreed to pay CARIM a fee of 5,000 Euro for the execution of the study and the transfer of the study output data to us.

All rights resulting from developments connected to the research project as performed by us will vest in us, and ownership of any invention, modification or improvement developed during the research project and relating to our device will vest in us as well. We will be responsible for all patent process costs if we determine to file any patent applications based on the research project outcomes.

In addition, as part of our collaboration with Maastricht, we have acquired heart failure data from patients in China who were involved in a study conducted in collaboration with Maastricht and Chinese researchers. In this study, a standard smartphone equipped with an external microphone was utilized to record heart sounds from approximately 50 heart failure patients. These recordings were used to perform preliminary analytics, including identifying heart sound patterns and correlating them with heart failure metrics. While this study did not involve our subcutaneous insertable cardiac monitor, it served as an early validation of our data analytics pipeline, including heart sound recognition algorithms. The findings provided insights that are being integrated into our ongoing product development process.

We also participated in 2022 in a collaborative study with Duke University Lab. This study involved animal models and focused on validating our acoustic sensing technology and its ability to detect heart failure-related biomarkers. The results of this study were presented at the Heart Failure Society of America (HFSA) conference and subsequently published in the Journal of the American College of Cardiology (JACC) in April 2023. In this study, we used our heart monitor device implanted in one porcine (pig) model to sense, detect and record changes in cardiac function, as the model was induced into rapid heart failure in the lab.

The China study demonstrated the feasibility of using non-invasive heart sound recordings for early heart failure detection. This validated the potential of heart sound analysis as a biomarker for heart failure, shaping the development of our algorithms and software. The Duke University study provided preclinical evidence of our acoustic sensor’s ability to capture relevant cardiac signals, laying the groundwork for its clinical adaptation in our device. Combined, these studies have contributed to advancing our heart monitoring device development by providing critical insights into sensor technology, data processing algorithms, and potential clinical applications of our product.

Currently, we are analyzing additional data from our Maastricht collaboration to finalize the analytical algorithm for our device.

Our Sales and Marketing

We intend to operate a multi-distribution model for the sales of our device. We will use internal sales managers who will work directly with hospitals and independent pacer representatives who then sell medical devices to cardiologists. Initially, we expect to focus on cardiologists in Texas and Florida where we already have pre-existing relationships.

Our Product Engineering

Our milestones in product engineering include:

In 2020, we used a wearable approach to test on 45 heart failure patients to assess and compare strength and weakness of external wearable approaches.

In 2021, we started our engineering efforts to design and build tiny insertable cardiac monitors, using remote monitoring technology.

In 2022, we implanted our prototype device in four animals to test sensing and detection algorithms, two-week chronic implant performance, and acute heart failure induction.

In 2023, we achieved 9 patient implants.

In 2024, we have achieved an additional 30 patient implants and entered into a contract with Integer, a Buffalo, NY-based technology company, to develop a dedicated battery for our device.

Our Intellectual Property

We acquired the intellectual property for our implantable heart failure monitoring device from our founder and CEO, Jaeson Bang for consideration of $100. On April 19, 2021, we entered into an assignment agreement with Mr. Bang, pursuant to which Mr. Bang transferred all of his right, title and interest in the intellectual property assets, including the patent applications listed in the table below and the inventions described and embodied therein to the Company for $100 in cash. The foregoing description of the assignment agreement does not purport to be complete and is qualified in its entirety by reference to an exhibit to the offering statement of which this offering circular forms a part.

We filed our implantable cardiac monitor patent application with the USPTO in January 2022 and it is currently still pending. Based on typical USPTO patent prosecution timelines, which take into account the review process, potential patent office actions, and any required amendments, we anticipate a patent decision by sometime in 2026.

Docket Number	Title	Application No.	Patent No.	Status
OCL-001-PCT	Implantable Cardiac Monitor*	62/853,899	N/A	Pending
OCL-001-PR1	Implantable Cardiac Monitor*	PCT/US20/35171	N/A	Pending

*	In May 2019, a provisional patent application that covers the technology related to our implantable cardiac device, software dashboard, smartphone app and data accumulation techniques was filed by Jaeson Bang with the United States Patent and Trademark Office, or USPTO. In October 2019, we completed a patentability assessment. In May 2020, Jaeson Bang, R. Maxwell Flaherty, and J. Christopher Flaherty, the inventors, filed a non-provisional utility patent application with the USPTO under the PCT (patent cooperation treaty). On June 19, 2020, the inventors entered into an assignment agreement, under which they assigned the entire right, title and interest in this patent application to our company. On September 9, 2020, we entered into an assignment agreement assigning all of these rights to our founder, Jaeson Bang. On April 19, 2021, Jaeson Bang assigned all of these rights back to our company pursuant to an assignment agreement as described above.

In July 2021, our company, as the applicant, filed for a patent that encompasses the wireless antenna technology, as shown in the table below. David Nghiem and Jaeson Bang were listed as inventors in the application for this patent.

Docket Number	Title	Application No.	Patent No.	Status
5886.001US1	Implantable Antenna and Sensor Configurations	17/443,899	N/A	Pending

We filed our wireless antenna technology patent application with the USPTO in July 2021 and it is currently still pending. Based on typical USPTO patent prosecution timelines, we anticipate a patent decision by sometime in 2026.

If any of our patent applications is denied, we will continue to rely on trade secrets, proprietary know-how, and other intellectual property protection strategies to safeguard our implantable heart monitor and wireless antenna technologies. If necessary to supplement or support our device requirements, we will explore the acquisition or licensing of existing compatible intellectual property.

We and Mr. Bang intend to file additional patent applications to strengthen our intellectual property portfolio.

On February 18, 2020, we filed a trademark application with the USPTO for the mark “Voice of the Heart.” On June 9, 2020, this application was published for opposition.

On September 14, 2021, we registered “Future Cardia” as our trade name or “d/b/a” with the State of Florida where our principal executive offices are located.

We also own the URL https://futurecardia.com/.

Employees and Advisors

We currently have three (3) full-time employees, our Chief Executive Officer, VP of Manufacturing, and VP of Electrical Engineering and ten (10) part-time employees. We are also working with three (3) contract engineering firms.

In addition, we have engaged the following team of distinguished industry experts and researchers with substantive experience and extensive credentials as our advisors:

Dr. Dan Burkhoff MD PhD. Dr. Burkhoff is a renowned heart failure expert with multiple medical tech startup experience. He has participated in one medical tech company’s $1.1 billion exit to Medtronic. He is currently the director of the Cardiovascular Research Foundation.

Dimitrios Georgakopoulous PhD. Dr. Georgakopoulous has been the chief science officer at multiple venture-backed biotechnology companies. He completed his post-doctoral fellowship in Cardiology at Johns Hopkins Hospital and has authored numerous public research papers. He received a PhD in Cardiovascular Physiology and Biomedical Engineering from Johns Hopkins University.

Dr. Kevin Heist MD PhD. Dr. Heist works at Massachusetts General Hospital. He is an associate professor of Medicine at Harvard Medical School. He received a PhD and an MD from the Stanford University School of Medicine.

Dr. Toshimasa Okabe MD. Dr. Okabe works at the Department of Clinical Cardiac Electrophysiology and Cardiovascular Disease at the Ohio State University Medical Center. He received an MD from the University of Tokyo.

Professor Frits Prinzen PhD. Dr. Prinzen is a Professor of Physiology, with a focus on “Electro-mechanics of the heart,” at Maastricht University, The Netherlands. He received his Medical Biology degree from University of Utrecht.

Dr. David Kraus MD. Dr. Kraus works at Stern Cardiovascular in Memphis, TN. He is an associate director at Cardiac Laboratories at Baptist Memorial Hospital. He received an MD from the University of Tennessee Center for the Health Sciences.

Anatoly Yakovlev PhD. Dr. Yakovlev received a PhD in Electrical Engineering from Stanford University and is an expert in machine learning.

Dr. Marat Fudim. Dr. Fudim is a cardiologist who specializes in heart failure. He is currently practicing at Duke University.

Dr. Vivek Reddy MD. Dr. Reddy is a practicing electrophysiologist at Mount Sinai in NY.

Government Regulation and the FDA Review Process

Government regulations can stimulate, or slow growth of medical technology companies based on how governmental agencies evaluate products. The breadth of government regulations is comprehensive, governing areas such as medical device design and development, clinical testing, premarket clearance and approval, listing, manufacturing, labeling, advertising, storage, promotions, sales and distribution, and post-market surveillance.

In the U.S., the Food and Drug Administration, or FDA, typically oversees many of these regulations. Two pathways exist to propose a new medical device, the investigative device exemption, or IDE, requiring a premarket approval application, or PMA, and the 510k premarket submission.

The FDA classifies medical devices into one of three classes based upon controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, adherence to good manufacturing practices and maintenance of product complaint records, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls and also are subject to special controls such as performance standards and may also require clinical testing prior to approval. Class III devices are subject to the highest level of controls because they are life-sustaining or life- supporting devices.

The 510k process requires the manufacturer to show that a device is “substantially equivalent” to an existing device that is already legally marketed. The predicate device that we are using for our technology is the Medtronic LINQ, which is an insertable cardiac monitoring system that received FDA clearance as a Class II device. We are now in the process of completing our equivalency analysis. The FDA occasionally requires clinical data in a 510k application review, and often takes between ninety days to one year to complete the application process.

We submitted our insertable cardiac device for FDA review under a pre-submission filing, or Pre-Sub, in the fourth quarter of 2021. We met with FDA staff on May 6, 2024 to obtain feedback from the FDA relating to our Pre-Sub filing and guidance relating to the continuation of our product development process prior to a 510(K) filing. The objective of this meeting was, through a series of questions from us, to clarify regulatory requirements, confirm predicate device selection and substantial equivalence and discuss testing plans and data requirements. In its written feedback to us following this meeting, the FDA provided, in relevant part, the following guidance:

●	There did not appear to be any concerns at that time with our selection of the Class II Medtronic LINQ monitoring system as our predicate device. The FDA would determine the substantial equivalence of this device with our device as part of our future 510(k) submission.

●	Relating to pre-clinical testing expectations, the FDA indicated that the pre-submission of high level summaries of our testing (bench, biocompatibility, algorithm and animal testing) appeared applicable but not exhaustive and that additional testing (e.g., electrical safety and cybersecurity) might be required. They also recommended that we consider a pre-submission supplemental filing to discuss specific questions related to our planned test methods and protocols. We will take this recommendation under consideration.

●	Regarding our question as to whether a clinical study would be needed to support clearance of our implantable heart monitoring device, the FDA did not agree that a clinical study would not be needed. The FDA stated that, unlike the Medtronic predicate device which is a surface ECG device and which has generally standardized signal acquisition and reproduction characteristics, our implantable device is different and does not have standards to properly define all relevant characteristics, including signal acquisition, and that as a result more rigorous validation would be required. The FDA did indicate, however, that it would be open to the use of bench and animal testing rather than requiring clinical studies to support our claim of substantial equivalence so long as such testing was “well-designed.” Based on the limited information that we had provided, the FDA could not make a definitive determination as to the equivalency of our device or the adequacy of our then proposed bench and animal testing.

●	As an additional observance the FDA noted that our device, unlike the Medtronic LINQ predicate device, does not have a manual activation function. The FDA commented that this feature might facilitate diagnosis and help identify device failure in the field and suggested that we should consider the inclusion of such a manual activation function or provide justification for its exclusion indicating why manual activation would not impact our device’s performance or substantial equivalency.

As a result of our pre-submission meeting and the FDA’s responses to our questions, we will take the following steps prior to our 510(k) submission:

●	Address testing gaps;

●	Provide detailed validation plans for bench and animal testing;

●	Consider manual activation of our device or justify its exclusion;

●	Ensure consistency in all our claims across our submission documents; and

●	Submit a pre-submission supplement to discuss specific testing methodology.

We intend to file our application for FDA clearance under the 510k framework by mid to late 2025, although we cannot guarantee that we will meet this submission target timing. We expect that the FDA will take three to 12 months to review our 510(K) application and issue a determination approving or denying the application and the FDA may request further clarifications and additional information about our heart monitoring device before they make a final determination. There can be no guarantees that the FDA will approve our application for 510k clearance). Once expected 510k clearance is obtained, we will begin the commercial marketing and sale of our device.

We believe we are in compliance with all material government regulations which apply to our product and operations. However, we are not able to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect future changes would have on our business.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates is an adverse party or has a material interest adverse to our interest.

DESCRIPTION OF PROPERTY

Our main office is located at 910 Woodbridge Court, Safety Harbor, FL 34695.

From January 2020 to March 2023, we leased the JLABS space under a license agreement with the Texas Medical Center. Under such license, we were allowed to conduct laboratory research in a dedicated workstation area using laboratory facilities and equipment provided by the Texas Medical Center in their laboratory building located at 2450 Holcombe Boulevard, Houston, Texas 77021-2040, with an annual rental rate of approximately $6,000 which rate increased by 3% annually. We ceased to lease this space after March 2023.

We believe that all our properties are adequately maintained, are generally in good condition, and are suitable and adequate for our business.

We do not currently lease or own any real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this offering circular. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this offering circular, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

We are a medical device technology startup focusing on the development of a tiny insertable cardiac device to monitor heart failure. Our monitoring device is designed to monitor heart failure-related physiological changes with the goal of enabling early interventions that could potentially reduce hospitalizations associated with heart failure. Our tiny insertable device, which has not yet been cleared by the FDA, is intended to provide a long-term solution to heart failure monitoring, with a focus on simplicity, accuracy, patient compliance, and hospital economics. We are actively developing and testing these features. Our device is equipped with multi-sensors to track trending changes in heart performance (heart rhythms (ECG), and heart and lung sounds and activities) and monitors heart failure using telemedicine and a cloud-based pattern recognition (machine learning technology).

Since our inception, we have devoted substantially all of our efforts to research and development, testing, product engineering and raising capital. Accordingly, we are considered to be in the development stage. We have not generated revenue from operations to date. As of December 31, 2024, we had raised approximately $13 million through private placements and equity crowd funding.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to access additional capital and the size and timing of subsequent financings;

●	the rate of progress and cost of development activities;

●	costs of third-party laboratories to conduct our clinical studies;

●	the financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●	the cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	personnel and facilities costs as we expand our operations;

●	the costs of sales, marketing, and customer acquisition;

●	willingness of healthcare providers to prescribe our device and the fees charged by them to do so;

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate; and

●	the costs of any additional clinical studies which are deemed necessary for us to remain viable and competitive in other regions of the world.

Our Historical Performance

While we had cash of $919,993 and $2,157,697 as of December 31, 2024 and 2023, respectively, we had no revenue and a net loss of $4,666,858 for the year ended December 31, 2024 and no revenue and a net loss of $3,502,822 for the year ended December 31, 2023. As of December 31, 2024, we had cash of $919,993. We estimate that we will be able to conduct our planned operations using currently available capital resources for approximately the next twelve (12) months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.235 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our common stock held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Results of Operations

Years Ended December 31, 2024 and 2023

The following table sets forth key components of our results of operations during the years ended December 31, 2024 and 2023.

	Years Ended December 31,		Change
	2024	2023	$	%
Revenues	$-	-	-	-%
Cost of revenues	-	-	-	-%
Gross profit	-	-	-	-%
Operating expenses
Research and development	2,459,097	2,771,836	312,739	11.3%
Sales, general and administrative	2,251,834	802,584	1,449,250	180.6%
Total operating expenses	4,710,931	3,574,420	1,136,511	31.8%
Loss from operations	(4,710,931)	(3,574,420)	1.136,511	31.8%
Total other income (expense)	44,073	71,598	27,525	38.4%
Net loss	$(4,666,858)	(3,502,822)	1,164,036	33.2%

Revenues

The Company has not realized revenue as of December 31, 2024 and 2023 as the Company is still in its pre-commercialization phase.

Cost of revenues

The Company has not realized revenue and the related cost of revenues as of December 31, 2024 and 2023.

Gross profit and gross margin

The Company has not realized revenue or gross profit as of December 31, 2024 and 2023.

Sales, general and administrative expenses

The Company had sales, general and administrative expenses of $2,251,834 and $802,584 for the years ended December 31, 2024 and 2023, respectively. Sales, general and administrative expenses consist primarily of stock-based compensation, salaries and wages, professional fees, advertising and marketing expenses and general and administrative expenses Th increase year over year was primarily due to higher professional service costs which increased significantly to $1,595,449 from $96,377 in the prior year, reflecting heightened regulatory and consulting activities.

  Research and development expenses

The Company incurred research and development expenses of $2,459,097 and $2,771,836 for the years ended December 31, 2024 and 2023, respectively. Research and development expenses consist primarily of services and costs related to the development of our insertable cardiac device.

Net loss

The Company had a net loss of $4,666,858 and $3,502,822 as of December 31, 2024 and 2023, respectively. The increase in net loss was primarily a result of a substantial rise in operating expenses as the company accelerated its product development and commercialization activities.

Liquidity and Capital Resources

We have not generated any revenue from operations to date. Our sources of cash have historically included private placements of our securities and equity crowd funding. Our historical cash outflows have primarily been associated with cash used for operating activities such as research and development activities and other working capital needs. We intend to fund our operations through capital raised from investors in the near term.

Summary of Cash Flows for the Years Ended December 31, 2024 and 2023

As of December 31, 2024, we had approximately $2,157,697 in cash. The following table presents a summary of our cash flows for the periods indicated:

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(3,979,413)	$(3,201,555)
Net cash used in investing activities	(26,160)	(15,480)
Net cash provided by financing activities	2,767,870	1,636,995
Net increase in cash	(1,237,704)	(1,580,039)
Cash at beginning of period	2,157,698	3,737,737
Cash at end of period	$919,993	$2,157,698

Net cash used in operating activities was $3,979,413 for the year ended December 31, 2024, as compared to $3,201,555 for the year ended December 31, 2023. The principal use of cash for operating activities was to fund our operating expenses during our development of the Company.

Net cash used in investing activities was $26,160 for the year ended December 31, 2024, as compared to $15,480 net cash used in investing activities for the year ended December 31, 2023. Net cash used in investing activities for the year ended December 31, 2024 and 2023 was used primarily to reimburse a shareholder for expenses paid on behalf of the Company.

Net cash provided by financing activities was $2,767,870 for the year ended December 31, 2024, as compared to $1,636,995 for the year ended December 31, 2023. Net cash provided by financing activities for the year ended December 31, 2024 consisted of $2,767,870 in net proceeds from issuance of convertible notes and net proceeds from the Regulation A offering via the StartEngine platform. Net cash provided by financing activities for the year ended December 31, 2023 consisted of $10,000 in net proceeds from issuance of convertible notes and net proceeds from the Regulation A offering via the StartEngine platform.

Regulation CF Offerings

On March 3, 2023, we launched an offering under Regulation CF of the Securities Act of 1933, as amended, pursuant to which we offer a minimum of 3,389 shares of common stock and a maximum of 1,694,915 shares of common stock, at an offering price of $2.95 per share (subject to adjustment for bonus shares as detailed in the offering statement on Form C, as amended from time to time), for aggregate minimum gross proceeds of $9,997.55 and maximum gross proceeds of $4,999,999.25. StartEngine Capital, LLC (“StartEngine”) acted as the offering’s intermediary. This offering terminated on June 11, 2024, and we sold an aggregate of 1,358,312 shares of common stock for gross proceeds of $3,359,734.35.

On June 20, 2024, we launched an offering under the Regulation CF where Wefunder Portal LLC acted as the offering’s intermediary, and Future Cardia I, a series of Wefunder SPV, LLC and Future Cardia I EB, a series of Wefunder SPV, LLC acted as co-issuers. This offering terminated on December 19, 2024, and we sold a total of 589,292 shares of our common stock, at a per share price of $3.00, during this offering.

On December 27, 2024, we launched an offering under the Regulation CF where StartEngine Primary, LLC acted as the offering’s intermediary. Under this ongoing offering which we will terminate prior to the start of this Regulation A offering, we are offering a minimum of 2,500 shares of our common stock, which minimum number we have already reached, and a maximum of 580,374 shares of our common stock, at a per share offering price of $3.00, subject to adjustments for bonus shares.

Capital Expenditures and Other Obligations

We expended $175.00 capital expenditures for the year ended December 31, 2024 and $0.00 capital expenditures for the year ended December 31, 2023.

Convertible Notes

For information about our outstanding Convertible Notes, see “Securities Being Offered – Convertible Securities – Convertible Notes,” below.

Three of our outstanding convertible notes in the amounts of $86,000, $90,000 and $100,000 held by two investors have reached their maturity dates and have not been repaid. We have negotiated extensions to the maturity dates on these notes and the two notes in the principal amounts of $86,000 and $90,000 have had their maturity dates extended to June 30, 2026 while the $100,000 note will now mature on August 2, 2026.

As consideration for these note extensions, We have modified the terms of the conversion feature carried by these notes such that each of the investors shall have the right, at any time and at its option, to convert their note, in whole or in part, into a number of shares of our common stock, preferred stock or other equity securities of the Company at a conversion price equal to the lesser of (i) eighty percent (80%) of the price per share in the most recent equity financing conducted by the Company before the conversion, or (ii) the price obtained by dividing $20,000,000 by the total number of outstanding shares of common stock of the Company immediately prior to the conversion (assuming conversion of all preferred stock convertible into common stock and exercise of all outstanding options and warrants, including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company, but excluding any shares of equity securities issuable upon the conversion of the notes or other convertible securities issued for capital raising purposes.

Crowd Notes

For information about our outstanding Crowd Notes, see “Securities Being Offered – Convertible Securities – Crowd Notes,” below.

SAFEs

For information about our outstanding SAFES (simple agreements for future equity), see “Securities Being Offered – Convertible Securities - SAFEs – Simple Agreements for Future Equity,” below.

Impact of Obligations on our Liquidity

Our reliance on the financing mechanisms discussed above has allowed us to sustain operations and fund key initiatives without requiring immediate repayment of funds provided. However, the conversion of some of these instruments into equity has resulted in dilution, and the interest obligations on our convertible notes has had the effect of temporarily constraining liquidity. We expect that as we move toward commercializing our cardiac monitoring device, securing additional funding through equity offerings or other instruments will become necessary to maintain sufficient liquidity levels. We cannot provide any assurance that we will be able to raise any future required funds on terms favorable to us, if at all.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. However, substantial doubt exists about the Company’s ability to continue as a going concern due to the following factors:

1.	Financial Condition and Liquidity

As of December 31, 2024, the Company had cash of $919,993 and a net loss of $4,666,858 for the year then ended. The Company has no revenue to date and has incurred substantial losses from operations, with no certainty as to when it will generate positive cash flows or profitability.

2.	Management’s Plans

To address these conditions and mitigate the factors giving rise to substantial doubt, the Company has developed plans to:

o	Seek additional capital through securities offerings, including this Regulation A offering and private equity investments.

o	Explore debt financings and pursue government or other third-party funding to provide sufficient liquidity.

o	Continue cost management strategies to reduce operational expenditures.

3.	Evaluation of Mitigating Factors

Management believes that successful execution of its plans will alleviate the substantial doubt raised by the Company’s current financial position. However, these plans are dependent on factors outside the Company’s control, such as the ability to secure new financing or raise additional equity capital on acceptable terms. There can be no assurance that such financing will be available or that the Company’s business operations will become profitable.

4.	Potential Consequences of Inadequate Financing

If the Company is unable to secure the necessary financing, it may be forced to curtail or cease operations, which would materially harm its business and prospects. The sale of additional equity securities could result in significant dilution to existing shareholders, while additional indebtedness could increase debt service obligations and restrict operations through financial and operational covenants.

5.	Conclusion

Based on the Company’s financial condition as of December 31, 2024, including cash on hand and proceeds from previous financings through private placements and equity crowdfunding totaling approximately $13 million, the Company believes it has sufficient resources to fund operations for at least the twelve (12) months subsequent to the filing date.

The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Equity Based Compensation

The Company accounts for stock options issued to employees under ASC 718 (Stock Compensation). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The Company has elected early adoption of ASU 2018-07, which permits measurement of stock options at their intrinsic value, instead of their fair value. An option’s intrinsic value is defined as the amount by which the fair value of the underlying stock exceeds the exercise price of an option. In certain cases, this means that option compensation granted by the Company may have an intrinsic value of $0.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 (Equity). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Our significant accounting policies are more fully described in the notes to our financial statements included elsewhere.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Jaeson Bang	Chief Executive Officer, President, Treasurer, Secretary and Director	53	From May 9, 2019	N/A

Jaeson Bang is the founder of our company and has served as our Chief Executive Officer, President, Secretary, Treasurer and our sole director since our inception. Jaeson founded our company in May 2019, after approximately four years at EBR Systems, a Silicon Valley-based medical technology startup. While at EMR, Jae worked cross functionally with the CTO and R&D engineers on device development, as well as leading a national team of therapy development managers and field clinician engineers. Prior to that, he spent time consulting the business and clinical operations team at Keystone Heart, ltd., a venture-backed Israeli medical technology company. Throughout his career, Jae has worked at startups that operate at the intersection of medicine, technology, and business. These companies have been funded by investors such as Johnson& Johnson and New Enterprise Associates (NEA). Jae graduated from the Northwestern University – Kellogg School of Management with his Executive MBA in 2015.

Directors remain in office until their successors are duly elected and qualified.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Corporate Governance

Our board of directors currently consists of one members, Jaeson Bang. We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the annual compensation of Jason Bang, the only paid executive officer or director, for in each of our last two completed fiscal years:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Jaeson Bang	Chief Executive Officer
	2024	$250,000	$0	$250,000
	2023	$249,600	$0	$249,600

Cash compensation for the fiscal years ended December 31, 2024 and 2023 consisted of base salary only. Mr. Bang did not receive any other compensation during 2024 or 2023.

Employment Agreement

On February 1, 2021, we entered into an executive employment agreement with Jaeson Bang as our Chief Executive Officer (the “2021 Executive Employment Agreement”). Under this employment agreement, Mr. Bang was entitled to an annual base salary of $150,000, which could be increased annually by no less than 5% or such greater amount as determined by our board of directors. The term of this agreement was for one year automatically renewing for additional one-year periods. Mr. Bang was entitled to three weeks paid vacation for the first year and four weeks thereafter and expense reimbursement, and he was eligible to participate in all employee benefit plans, policies and practices now or hereafter maintained by us commensurate with his position with us.

On January 7, 2022, we entered into a new executive employment agreement (the “2022 Executive Employment Agreement”) with Mr. Bang which replaced and superseded the 2021 Executive Employment Agreement and which contained the same terms and provisions as the 2021 Executive Employment Agreement except that Mr. Bang’s annual base salary was increased from $150,000 to $175,000.

On March 25, 2024, we entered into third executive employment agreement (the “2024 Executive Employment Agreement”) with Mr. Bang which replaced and superseded the 2022 Executive Employment Agreement and which contains the same terms and provisions as the 2022 Executive Employment Agreement except that Mr. Bang’s annual base salary was increased to $250,000, effective from January 1, 2023. A copy of the 2024 Executive Employment Agreement is filed as an exhibit to the offering statement of which this offering circular forms a part.

Mr. Bang’s employment agreement contains restrictive covenants prohibiting him from owning or operating a business that competes with our company or soliciting our customers or employees for up to six months following the termination of his employment.

Director Compensation

During 2024, through her date of resignation on June 20, 2024, our then non-executive director, Lauren Iaslovits, did not receive any cash or equity compensation for serving as a director.

Outstanding Options

During 2024, we granted a total of 130,000 options to our personnel under the 2020 plan. As of December 31, 2024, options to acquire an aggregate of 1,155,000 shares of our common stock were outstanding under the 2020 plan.

2020 Equity Incentive Plan

On February 1, 2020, our board of directors and our stockholders approved the Company’s 2020 Equity Incentive Plan, or our 2020 plan. The 2020 plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors and consultants. The purpose of our 2020 plan is to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of our company and to recognize contributions made to our company by these persons and to provide them with additional incentive to achieve the objectives of our company. The following is a summary of our 2020 plan.

Administration. Our 2020 plan will be administered by our board of directors, unless we establish a committee of the board of directors for this purpose (we refer to the body administering our 2020 plan as the administrator). The administrator will have full authority to select the individuals who will receive awards under our 2020 plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under our 2020 plan is 1,500,000. Shares issuable under our 2020 plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under our 2020 plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under our 2020 plan. The number of shares of common stock issuable under our 2020 plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of our company or any similar corporate transaction. In each case, the administrator has the discretion to make adjustments it deems necessary to preserve the intended benefits under our 2020 plan. No award granted under our 2020 plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of our 2020 plan and all non-employee directors and advisors are eligible to receive awards under our 2020 plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under our 2020 plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the administrator in its sole discretion, consistent with the terms of our 2020 plan.

Stock Options. The administrator has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value (as defined in the 2020 Plan) of the common stock on the date on which the option is granted, except that the exercise price per share under a non-qualified stock option may be less than 100% of the fair market value of such shares on the date such option is granted provided that, and only if, the board of directors approves a lower price after consideration of the application of Section 409A of the internal revenue code, each option will expire no later than ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the internal revenue code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of our company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of our company, the exercise price of the incentive stock option will be 110% of the fair market value of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date our 2020 plan was adopted.

Stock Awards. The administrator has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the administrator. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The administrator has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the administrator. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The administrator may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the administrator and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of our Company. Notwithstanding any other provision of our 2020 plan or any award agreement, in the event of a “Change in Control” of our company, the administrator has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the administrator has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the administrator deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Effect of Termination of Employment; Company Repurchase Right. The right to exercise an option (to the extent that it is vested) following termination of a participant’s employment or service with our company will expire thirty (30) days following the termination of employment or service, except (i) to the extent any longer period is permitted under the rules of section 422 of the internal revenue code with respect to a participant’s death or disability, and (ii) if a participant’s employment or service with our company is terminated for cause, as that term is defined in our 2020 plan, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested awards granted to participant shall be immediately forfeited and automatically terminate. With respect to an award of our restricted common stock, upon a death or disability, all of the shares of restricted common stock subject to an award shall become immediately vested. Upon the termination of a participant’s employment or service with our company for any reason, we will have the right, but not the obligation, until the first anniversary of the termination of the participant’s employment or service to repurchase some or all of the vested shares and/or the vested options from the participant, the participant’s estate (in the case of the participant’s death), or any permitted transferee of such vested shares and/or vested options. When exercising this right, we shall pay the participant an amount per share equal to the lesser of (i) the price per share paid by the participant for such shares and (ii) the lesser of the fair market value of the shares as of the date of termination of the participant’s employment with us and the date we exercise the repurchase right.

Amendment of Award Agreements; Amendment and Termination of our 2020 plan; Term of our 2020 plan. The administrator may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend our 2020 plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither our 2020 plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of our company or similar events.)

No awards may be granted under our 2020 plan on or after the tenth anniversary of the effective date of our 2020 plan.

Except as set forth above, we do not have any ongoing plan or arrangement for the compensation of directors and executive officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of April 5, 2025 (i) by each of our executive officers and directors; (ii) by all of our executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of any class of our voting securities. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 910 Woodbridge Court, Safety Harbor, FL 34695.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(1)	Percent of class(2)(3)
Common Stock	Jaeson Bang	8,500,000	0	54.25%
Common Stock	All directors and officers as a group (1 person)	8,500,000	0	54.25%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any shares of common stock acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).

(2)	Based on 15,667,313 shares of our common stock outstanding as of December 6, 2024. We have no preferred stock outstanding as of April 5, 2024.

(3)	There are no other persons who are known by us to beneficially own more than 10% of any class of our voting securities.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Below are transactions or currently proposed transaction during the Company’s last two completed fiscal years and the current fiscal year, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

None.

Compensation of Directors and Executive Officers

See “Compensation of Directors and Executive Officers.”

SECURITIES BEING OFFERED

General

The following description summarizes important terms of the classes of our capital stock and our outstanding convertible securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, as amended, and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part. For more detailed information, please refer to these exhibits.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.00001 par value per share, and 50,000,000 shares of preferred stock, $0.00001 par value per share. As of the date of this offering circular, there are 15,667,313 shares of our common stock outstanding and no preferred stock outstanding.

Common Stock

Voting Rights. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Common Stock Being Offered Pursuant to This Offering Circular

The Proxy

Holders of common stock who purchase their shares in this offering will grant the Company a proxy in Section 8 of the subscription agreement and agree to allow the Company’s chief executive officer to vote their shares on all matters submitted to a vote of the stockholders, including the election of directors. The proxy will be irrevocable, will survive the death or disability of the investor, or if the investor is an entity, the merger or reorganization of the entity, and will terminate on the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of common stock of the Company, (ii) the effectiveness of a registration statement under the Exchange Act covering the common stock of the Company or (iii) five (5) years after the date of execution of the investor’s subscription agreement. This proxy will allow our Chief Executive Officer to vote your shares on all matters submitted to a vote of the stockholders, including the election of directors, amendments to our articles of incorporation, and approval of significant corporate transactions.

Forum Selection Provisions

The subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the Company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement, including actions arising under the federal securities laws such that Exchange Act and Securities Act claims, be brought in a state or federal court of competent jurisdiction in the State of Florida, as applicable. Although the Company believes the provision benefits us by limiting the Company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our articles of incorporation authorize our board of directors to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

2020 Equity Incentive Plan

See “Compensation of Directors and Executive Officers—2020 Equity Incentive Plan” above.

Convertible Securities

SAFEs – Simple Agreements for Future Equity

On or about May 9, 2019, we issued SAFEs, or simple agreements for future equity, to one service provider, two investors and our founder and Chief Executive Officer, in the aggregate principal amount of $120,000. We sold $70,000 of these SAFEs for cash, including the sale of one SAFE to our founder and chief executive officer, Jaeson Bang, in the amount of $30,000, and we issued one of the SAFEs to a service provider in exchange for services valued at $50,000.

The holders of the SAFEs are not entitled to any voting rights, the SAFEs do not pay interest and they have no fixed maturity date. They will terminate on the earlier of a conversion in accordance with their terms or on the payment of amounts due to the SAFE holders on the closing of a liquidity event or dissolution. If we pay a cash dividend to the holders of our common stock while the SAFEs are outstanding, the holders of the SAFEs will be entitled to receive that dividend as well.

If we sell preferred stock in an equity financing to raise capital, the SAFEs will automatically convert into that number of shares of the class of preferred stock sold in the equity financing equal to the greater of (i) the purchased amount of the SAFEs divided by the lowest price paid for the preferred stock in the equity offering and (ii) the purchased amount of the SAFEs divided by a valuation cap of $1,666,666 divided by our fully diluted capitalization (including all shares reserved for issuance under our 2020 plan). In the event of a liquidity event, that is, a change of control or a firm commitment underwritten initial public offering, before the SAFEs otherwise terminate, holders of the SAFES will be entitled to receive a portion of the proceeds of that liquidity event equal to the greater of (i) the purchase amount of the SAFEs and (ii) an amount that would be payable on the number of shares of our common stock equal to the purchase amount of the SAFEs divided by the $1,666,666 valuation cap divided by our fully diluted capitalization (including all shares reserved for issuance under our 2020 plan). In the event of our dissolution or the winding up of our company before the SAFEs otherwise terminate, the SAFE holders will automatically be entitled to receive, immediately prior to the consummation of the dissolution event, a portion of the proceeds of such dissolution event equal to the amount they would be entitled to under a liquidity event. In a liquidity or dissolution event, the SAFEs are treated as preferred stock and will be considered senior to our common stock. As a result of this structure, if we do not close an equity financing of preferred stock or there is never a liquidity event or a dissolution event, the SAFEs will never convert and will remain outstanding indefinitely.

On October 1, 2020, we issued an additional SAFE in the principal amount of $28,500 to an investor. This SAFE has the same terms as the prior SAFEs except that the valuation cap is $5,000,000 instead of $1,666,666.

The SAFEs are restricted securities and, as such, will not be freely tradable until one year from the initial purchase date.

Convertible Notes

Our outstanding convertible notes include the following:

On June 30, 2022, we issued new convertible notes to an investor and Sixto Global in the principal amount of $86,000 and $90,000, respectively. On August 2, 2022, we issued one additional convertible note to one investor in the principal amount of $100,000. The three new notes accrue interest at a rate of 6% per annum, compounded annually, and mature in 24 months from issuance. At the option of the holder upon a liquidity event as such term is defined in the new note, the holder may elect to receive a cash payment of the principal and interest then outstanding under such new note, plus 200% of the principal of such new note or convert into shares of the Company’s common stock, par value $0.00001 per share, at a valuation cap of $20,000,000. These three notes carried original maturity dates of June 30, 2024, June 30, 2024, and August 2, 2024, respectively.

We have negotiated extensions to the maturity dates on these notes and the two notes in the principal amounts of $86,000 and $90,000 have had their maturity dates extended to June 30, 2026 while the $100,000 note will now mature on August 2, 2026. As consideration for these note extensions, We have modified the terms of the conversion feature carried by these notes such that each of the investors shall have the right, at any time and at its option, to convert their note, in whole or in part, into a number of shares of our common stock, preferred stock or other equity securities of the Company at a conversion price equal to the lesser of (i) eighty percent (80%) of the price per share in the most recent equity financing conducted by the Company before the conversion, or (ii) the price obtained by dividing $20,000,000 by the total number of outstanding shares of common stock of the Company immediately prior to the conversion (assuming conversion of all preferred stock convertible into common stock and exercise of all outstanding options and warrants, including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company, but excluding any shares of equity securities issuable upon the conversion of the notes or other convertible securities issued for capital raising purposes.

On February 29, 2024 and December 29, 2023, we issued new convertible notes to Sixto Global Capital, LLC and another investor in the principal amount of $100,000 and $10,000, respectively. The two new notes accrue interest at a rate of 6% per annum, compounded annually, and will mature in 24 months from issuance. Prior to maturity, if the Company issues preferred equity securities in a transaction or series of related transactions resulting in aggregate gross proceeds to the Company of at least $5,000,000, excluding conversion of the new notes or other convertible securities (a “Qualified Financing”), then the new note, and any accrued but unpaid interest thereon, will automatically convert at the lesser of (a) 80% of the per share price paid by the purchasers of such preferred equity securities in the Qualified Financing or (b) the price equal to the quotient of $40,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock prior to the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares reserved under any equity incentive plan of the Company and any equity incentive plan to be created in connection with the Qualified Financing but excluding conversion of the new note or other convertible securities issued for capital raising purposes), and (iv) at the option of the holder upon a liquidity event as such term is defined in the new note, the holder may elect to receive a cash payment of the principal and interest then outstanding under such new note, plus 200% of the principal of such new note or convert into shares of the Company’s common stock, par value $0.00001 per share, at a valuation cap of $40,000,000.

On May 2, May 3 and August 12, 2024, we issued three convertible notes to three investors in the principal amount of $15,000, $100,000, and $30,000, respectively. The three new notes accrue interest at a rate of 6% per annum, compounded annually, and will mature in 24 months from issuance. Prior to maturity, if the Company issues preferred equity securities in a transaction or series of related transactions resulting in aggregate gross proceeds to the Company of at least $5,000,000, excluding conversion of the new notes or other convertible securities (a “Qualified Financing”), then the new note, and any accrued but unpaid interest thereon, will automatically convert at the lesser of (a) 80% of the per share price paid by the purchasers of such preferred equity securities in the Qualified Financing or (b) the price equal to the quotient of $40,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock prior to the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares reserved under any equity incentive plan of the Company and any equity incentive plan to be created in connection with the Qualified Financing but excluding conversion of the new note or other convertible securities issued for capital raising purposes), and (iv) at the option of the holder upon a liquidity event as such term is defined in the new note, the holder may elect to receive a cash payment of the principal and interest then outstanding under such new note, plus 200% of the principal of such new note or convert into shares of the Company’s common stock, par value $0.00001 per share, at a valuation cap of $40,000,000.

On October 3 and October 4, 2024, we issued new convertible notes to two investors in the principal amount of $10,000 and $100,000, respectively. The two new notes accrue interest at a rate of 6% per annum, compounded annually, and will mature in 24 months from issuance. Prior to maturity, if the Company issues preferred equity securities in a transaction or series of related transactions resulting in aggregate gross proceeds to the Company of at least $5,000,000, excluding conversion of the new notes or other convertible securities (a “Qualified Financing”), then the new note, and any accrued but unpaid interest thereon, will automatically convert at the lesser of (a) 80% of the per share price paid by the purchasers of such preferred equity securities in the Qualified Financing or (b) the price equal to the quotient of $40,000,000 divided by the aggregate number of outstanding shares of the Company’s common stock prior to the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares reserved under any equity incentive plan of the Company and any equity incentive plan to be created in connection with the Qualified Financing but excluding conversion of the new note or other convertible securities issued for capital raising purposes), and (iv) at the option of the holder upon a liquidity event as such term is defined in the new note, the holder may elect to receive a cash payment of the principal and interest then outstanding under such new note, plus 200% of the principal of such new note or convert into shares of the Company’s common stock, par value $0.00001 per share, at a valuation cap of $40,000,000.

Crowd Notes

On March 24, 2020, we completed our Regulation CF offering of our Crowd Notes on the Microventures.com Regulation CF portal operated by MicroVenture Marketplace, Inc., or MicroVenture. In this offering, we sold $289,000 in aggregate principal amount of Crowd Notes. The Crowd Notes do not pay interest and they have no fixed maturity date. They will terminate on the earlier of a conversion in accordance with their terms or on the payment of amounts due to the Crowd Note holders on the closing of a Corporate Transaction.

On the closing of a qualified equity financing, that is, a financing in which we sell at least $1,000,000 of our preferred stock, the Crowd Notes will convert into shares of that preferred stock, subject to certain liquidation preference differences, on the earlier of (i) our election and (ii) the closing of a Corporate Transaction. As a result of this structure, if we do not elect to convert the Crowd Notes or there is never a closing of a Corporate Transaction, the Crowd Notes will never convert and will remain outstanding indefinitely.

Investors who purchased the first $25,000 of our Crowd Notes have a conversion price based on the lower of 80% of the price per share paid for our preferred stock in a qualified equity financing and the price per share based on a $4 million valuation cap, instead of a $5 million valuation cap applicable to later investors.

In the event of a Corporate Transaction, if the Corporate Transaction occurs prior to a qualified equity financing, the investor will receive the higher of (i) the quotient obtained by dividing the product of (1) the outstanding principal amount of the Crowd Note and our fully-diluted capitalization immediately prior to the closing of the Corporate Transaction by the (2) the applicable valuation cap, and (ii) two times the purchase price of the Crowd Note. If the Corporate Transaction occurs after a qualified equity financing, we will convert the Crowd Notes into the preferred stock offered in the qualified equity financing, pursuant to the terms of the Crowd Notes.

For purposes of our Crowd Notes, “Corporate Transaction” means: the closing of the sale, transfer or other disposition of all or substantially all of our assets; the consummation of the merger or consolidation of our company with or into another entity (except a merger or consolidation in which the holders of equity interest of our company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the equity interest of our company or the surviving or acquiring entity); the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of our company’s securities), of our company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting interests of our company (or the surviving or acquiring entity); or an initial public offering, liquidation, dissolution or winding up of our company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of our company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held our company’s securities immediately prior to such transaction.

The Crowd Notes are restricted securities and, as such, will not be freely tradable until one year from the initial purchase date. Each of the investors in this Crowd Note offering granted an irrevocable proxy to MicroVenture or one of its affiliates to vote the underlying securities that they will acquire if there is a conversion of the Crowd Notes on all matters coming before our shareholders for a vote.

On November 25, 2020, we issued a convertible note in the principal amount of $50,000 in exchange for the cancellation of crowd notes in the amount of $20,000 that the Company had sold to an investor through MicroVenture and an additional investment of $30,000 by the investor. As a result, the aggregate principal amount of the Crowd Notes outstanding has decreased to $269,000.

Outside Plan Options

On April 25, 2022, we issued an option to each of our two strategic business partners to acquire 10,000 shares of our common stock, at an exercise price of $2.00 per share. Such options may be exercised in whole or in part by the respective option holder until April 24, 2032.

On September 12, 2022, we issued an option to our legal counsel to acquire 10,000 shares of our common stock, at an exercise price of $2.00 per share. This option may be exercise in whole or in part by the holder until September 12, 2032.

On January 19, 2024, we issued an option to a strategic business partner to acquire 20,000 shares of our common stock, at an exercise price of $2.95 per share. Such option may be exercised in whole or in part by the respective option holder until January 19, 2034.

On February 28, 2024, we issued an option to a former employee to acquire 20,000 shares of our common stock, at an exercise price of $2.95 per share. Such option may be exercised in whole or in part by the respective option holder until February 28, 2034.

Transfer Agent and Registrar

We have engaged Vstock Transfer, LLC, or Vstock, as our transfer agent and registrar for our common stock. Vstock’s address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436. Vstock maintains a website at www.vstocktransfer.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the securities that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and our securities, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

We have been required to comply with ongoing disclosure requirements under Rule 257 of Regulation A, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act. As a Regulation A reporting company, we are required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information are available on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We make annual filings on Form 1-K, which are due by the end of April each year and must include audited financial statements for the previous fiscal year. We make semi-annual filings on Form 1-SA, which are due by the end of September each year, which include unaudited financial statements for the six months ending June 30. We are also required to file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We are required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

FINANCIAL STATEMENTS

Audited Financial Statements for the Years Ended December 31, 2024 and 2023	F-1
Independent Accountant’s Audit Report	F-3
Balance Sheet as of December 31, 2024 and December 31, 2023	F-5
Income Statement for the year ended December 31, 2024 and December 31, 2023	F-7
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2024 and December 31, 2023	F-8
Statement of Cash Flows for the year ended December 31, 2024 and December 31, 2023	F-9
Notes and Additional Disclosures to the Financial Statements as of the year ended December 31, 2024 and December 31, 2023	F-10

Future Cardia, Inc.

(a Nevada Corporation)

Audited Financial Statements

As of the years ended December 31, 2024 and 2023

Independent Auditor’s Report

February 18, 2025

To: Board of Directors of Future Cardia Inc.

Attn: Jaeson Bang, CFO

Re: 2024-2023 Financial Statement Audit – Future Cardia Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Future Cardia Inc., which comprise the balance sheets as of December 31, 2024 and December 31, 2023, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Future Cardia Inc. as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Future Cardia Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP. This responsibility includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate the Company’s ability to continue as a going concern and to disclose, as applicable, matters related to going concern. Management’s evaluation is based on a period of at least 12 months from the date the financial statements are issued, as set forth by Accounting Standards Codification (ASC) Topic 205-40 under U.S. GAAP.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Future Cardia Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Future Cardia Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

Alice.CPA LLC

Robbinsville, New Jersey

February 18, 2025

Future Cardia, Inc

BALANCE SHEETS

December 31, 2024 and 2023

(Audited)

	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$919,993	$2,157,697
Convertible note investment receivable	50,000	-
Due from related party	1,766
Prepaid expenses	372	3,364
Total Current Assets	972,131	2,161,061

Property and Equipment
Computers and equipment	22,206	22,031
Accumulated Depreciation	(6,819)	(3,672)
Net Property and Equipment	15,387	18,359

Other Assets
Intangibles, net	43,596	17,611
Total Other Assets	43,596	17,611

Total Assets	$1,031,114	$2,197,031

The accompanying footnotes are an integral part of these financial statements.

(continued on next page)

Future Cardia, Inc

BALANCE SHEETS (CONTINUED)

December 31, 2024 and 2023

(Audited)

	2024	2023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$544,904	$90,346
Accrued expenses	20,154	24,676
Accrued interest	49,307	25,462
Convertible notes payable, short-term	286,000	276,000
Total Current Liabilities	900,365	416,484

Long-Term Liabilities
Convertible notes payable, long-term	355,000	10,000
SAFE Agreements	412,106	412,106
Total Long-Term Liabilities	767,106	422,106
Total Liabilities	1,667,471	838,590

Stockholders’ Equity
Preferred Stock, $0.00001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common Stock, $0.00001 par value; 200,000,000 authorized; 13,638,659 shares issued and outstanding	156	136
Additional Paid in Capital	13,578,036	10,905,996
Retained Earnings/ (Accumulated Deficit)	(14,214,549)	(9,547,691)
Total Stockholders’ Equity	(636,357)	1,358,441
Total Liabilities and Stockholders’ Equity	$1,031,114	$2,197,031

The accompanying footnotes are an integral part of these financial statements.

Future Cardia, Inc

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Revenues	$-	$-

Operating Expenses
Advertising and marketing	30,059	22,526
General and administrative	150,268	140,673
Salaries and wages	263,721	263,383
Research and development	2,459,097	2,771,836
Professional services	1,595,449	96,377
Stock-based compensation	209,190	276,479
Depreciation and amortization	3,147	3,147
Total Operating Expenses	4,710,931	3,574,420

Other Income
Dividend income	68,073	-
Interest expense	(24,000)	(17,518)
Interest income	-	89,116
Total Other income (expense)	44,073	71,598

Net Loss	$(4,666,858)	$(3,502,822)

The accompanying footnotes are an integral part of these financial statements.

Future Cardia, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2024 and 2023

(Audited)

	Common Stock		Additional Paid in	Retained Earnings/ (Accumulated	Total Stockholders’
	Shares	Value ($ par)	Capital	Deficit)	Equity
Balance as of December 31, 2022	13,638,659	$136	$9,002,522	$(6,044,869)	$2,957,789
Ongoing stock sale receipts	-	$-	$1,626,995	$-	$1,626,995
Vesting of stock options	-	$-	$276,479	$-	$276,479
Net loss	-	$-	$-	$(3,502,822)	$(3,502,822)
Balance as of December 31, 2023	13,638,659	$136	$10,905,996	$(9,547,691)	$1,358,441
Issuance of common stock	1,994,488	$20	$2,462,850	$-	$2,462,870
Vesting of stock options	-	$-	$209,190	$-	$209,190
Net loss	-	$-	$-	$(4,666,858)	$(4,666,858)
Balance as of December 31, 2024	15,633,147	$156	$13,578,036	$(14,214,549)	$(636,357)

The accompanying footnotes are an integral part of these financial statements.

Future Cardia, Inc

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Cash Flows from Operating Activities
Net loss	$(4,666,858)	$(3,502,822)
Adjustments to reconcile net loss to net cash used in operations:
Accrued interest	23,845	17,518
Depreciation and amortization	3,147	3,147
Stock-based compensation	209,190	276,479
Changes in operating assets and liabilities:
Stock receivable	-	1,335
Due from related parties	(1,766)	-
Prepaid expenses	2,992	(1,099)
Accounts payable	454,558	17,475
Accrued expenses	(4,521)	(13,588)
Net cash used in operating activities	(3,979,413)	(3,201,555)

Cash Flows from Investing Activities
Purchase of equipment	(175)	-
Purchase of intangibles	(25,985)	(15,480)
Net cash used in investing activities	(26,160)	(15,480)

Cash Flows from Financing Activities
Issuance of convertible notes	305,000	10,000
Issuance of common stock	2,462,870	-
Ongoing stock sale receipts	-	1,626,995
Net cash used in financing activities	2,767,870	1,636,995
Net change in cash and cash equivalents	(1,237,704)	(1,580,039)
Cash and cash equivalents at beginning of year	2,157,697	3,737,737
Cash and cash equivalents at end of year	$919,993	$2,157,698

Supplemental information
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying footnotes are an integral part of these financial statements.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

NOTE 1 – NATURE OF OPERATIONS

Oracle Health, Inc (the “Company”) was incorporated as a Delaware corporation, on May 9, 2019. The Company is a healthcare technology company that is developing a digital cardiac monitor. The Company’s product will utilize certain proprietary research carried out by Jaeson Bang, its founder.

On June 3, 2022 Oracle Health, Inc of Delaware merged with Oracle Health Inc. of Nevada and operations continued under the Nevada entity.

On July 15, 2022 the Company changed its name to Future Cardia, Inc.

Throughout this report, the terms “our”, “we”, “us”, and the “Company” refer to Future Cardia, Inc. (formerly known as Oracle Health, Inc.)

The Company is subject to risks common to early stage and rapidly growing companies, including dependence on key personnel, the need to secure additional funding to operationalize the Company’s current technology, and successfully marketing its products. The Company has experienced recurring losses and has an accumulated deficit of approximately $14.2 million as of December 31, 2024. All of these factors are integral to the Company’s ability to continue as a going concern.

The Company believes it has sufficient capital to continue as a going concern for the next 12 months. Additionally, Company management is in the process of raising additional funding. Management has evaluated these conditions and concluded that substantial doubt about the Company’s ability to continue as a going concern has been alleviated through March 7, 2026, and no adjustments have been made to the financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Accounting

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates used in the preparation of the accompanying financial statements include the estimate of valuation of stock-based compensation, and valuation allowances against net deferred tax assets.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. The Company has not experienced any losses with balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company has cash and cash equivalents as of December 31, 2024 and 2023 amounting to $919,993 and $2,157,697, respectively.

Prepaid Expenses

The Company capitalizes payments for future goods or services to be expensed over the course of their usefulness. Such assets are expected to be recognized in the next twelve months and thus included in current assets on the balance sheet. The Company has prepaid expenses as of December 31, 2024 and 2023 amounting to $372 and 3,364, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the statements of operations.

Depreciation is provided using the straight-line method, based on useful lives of the equipment which is seven years.

Intangible Assets

Patents are amortized over the estimated economic useful life of 15 years. The Company’s management regularly reviews the carrying value of these assets for impairment and decline in value. Management believes that no impairment exists with respect to these assets as of December 31, 2024 and 2023.

Accounts Payable

Accounts payable represent amounts due to vendors and service providers for goods and services received in the ordinary course of business. These liabilities are recorded at their invoiced amounts and are typically settled within standard payment terms. The Company evaluates accounts payable for any disputes or adjustments and records them accordingly. The Company has accounts payable amounting to $544,904 and $90,346 as of December 31, 2024, and 2023, respectively.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Accrued Expenses

Accrued expenses represent liabilities for goods or services that have been received but not yet paid for as of the reporting date. These expenses are recognized when incurred, based on the best estimate of the amount owed, even if no formal invoice has been received. Accrued expenses are classified as current liabilities and are typically settled within the normal operating cycle. The Company has accrued expenses amounting to $20,154 and $24,676 as of December 31, 2024, and 2023, respectively.

Fair Value Measurements

US GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

There were no assets or liabilities requiring fair value measurement as of December 31, 2024 and 2023.

Revenue Recognition

Revenues are recognized when control of promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of the revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company is pre-revenue and has not received consideration for any future sales.

Advertising

The Company expenses advertising costs as they are incurred. For the years ended December 31, 2024 and 2023, the Company has incurred advertising and marketing expenses amounting to $30,059 and $22,526, respectively.

Research and Development Costs

Research and development costs are expensed when incurred. For the years ended December 31, 2024 and 2023, the Company has incurred research and development cost amounting to $2,459,097 and $2,771,836, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employes under ASC 718, Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The Company recognizes stock-based compensation for all share-based payment awards made to employees based on the estimated fair values using the Black-Scholes option pricing model.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Non-employee stock-based compensation is accounted for based on the fair value of the related stock or options. The fair value of options to be granted are estimated on the date of each grant using the Black-Scholes option pricing model and amortized ratably over the option’s vesting period, which approximates the service period.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 718. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credit to additional paid-in capital.

Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance. A requirement of the authoritative guidance is that deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and tax bases of assets and liabilities using the current enacted tax rate to be in effect when the taxes are actually paid or recovered.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are not recorded as a tax benefit or expense in the current year.

Management has analyzed all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. Open tax years are those that are open for examination by taxing authorities. The Company has no tax examinations in progress.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

Simple Agreement for Future Equity (SAFE)

On May 6, 2019, the Company entered into a SAFE Agreement with its CEO for proceeds of $30,000 which was outstanding and reflected as a long-term liability as of December 31, 2024 and 2023. See Note 5.

Employment Agreement

The Company entered into an employment agreement with its CEO, which includes an annual base salary of $250,000.

NOTE 4 – INTANGIBLE ASSETS

The Company has capitalized legal fees related to the application of its patent for intellectual property. All legal fees capitalized will be amortized over the length of the patent when issued. The Company expects the patent to be issued in 2025 and amortization to commence.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Intangible assets consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Patents	$43,596	$17,611
Less: accumulated amortization	(0)	(0)
Net Intangibles	$43,596	$17,611

Costs to renew or extend the term of intangible assets are capitalized as incurred and amortized over the revised useful life. Amortization expense for the years ended December 31, 2024 and 2023 was $0. Future annual amortization expense to be determined upon the patent issuance.

NOTE 5 - NOTES PAYABLE

Convertible Notes Payable

On February 21, 2020, the Company issued a convertible promissory note in exchange for $100,000. The convertible note bears an interest rate of 5% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On November 12, 2020, the Company issued a convertible promissory note in exchange for $200,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On November 25, 2020, the Company issued a convertible promissory note in exchange for $50,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On August 23, 2021, the Company issued a convertible promissory note in exchange for $200,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On August 23, 2021, the Company issued a convertible promissory note in exchange for $530,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On January 28, 2022 the Company issued convertible promissory notes in exchange for $350,000. The convertible notes bear an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On February 10, 2022, the Company issued a convertible promissory note in exchange for $100,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On May 4, 2022, the Company issued a convertible promissory note in exchange for $675,000. The convertible note bears an interest rate of 6% per annum and will mature in thirty-six months at which the principle and all accrued interest will be due.

On June 20, 2022, the above $2,205,000 of convertible promissory notes and $91,506 of accrued interest were converted into 1,971,354 shares of Common Stock.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

On June 30, 2022, the Company issued convertible promissory notes in exchange for $176,000. The convertible notes bear an interest rate of 6% per annum and will mature in twenty-four months at which the principle and all accrued interest will be due.

On August 2, 2022, the Company issued a convertible promissory note in exchange for $100,000. The convertible note bears an interest rate of 6% per annum and will mature in twenty-four months at which the principle and all accrued interest will be due.

As of December 31, 2022, $276,000 of convertible promissory notes were outstanding, with accrued interest of $7,495.

On December 29, 2023, the Company issued a convertible promissory note in exchange for $10,000. The convertible note bears an interest rate of 6% per annum and will mature in twenty-four months at which the principle and all accrued interest will be due.

As of December 31, 2023, $286,000 of convertible promissory notes were outstanding, with accrued interest of $25,462.

In 2024, the Company issued additional convertible promissory notes totaling $355,000. These convertible notes bears an interest rate of 6% per annum and will mature in twenty-four months at which the principle and all accrued interest will be due. The Company also has recorded a convertible note investment receivable amounting to $50,000 related to proceeds from convertible note not yet collected as of December 31, 2024.

As of December 31, 2024, $641,000 of convertible promissory notes were outstanding, with accrued interest of $49,307.

Future principal repayments are as follows for the years ending December 31,

2025	$286,000
2026 and thereafter	355,000

The above outstanding convertible notes payable will convert under certain pre-defined condition such as a Qualified Equity Financing or Change of Control. Upon conversion, the convertible notes payable will convert to common shares of the Company at the lesser of (i) eighty percent (80%) of the price per share paid by the other purchasers of Next Round Securities in the Qualified Equity Financing and (ii) the price obtained by dividing $5,000,000 by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Equity Financing.

SAFE Agreements

During the period from May 9, 2019 (inception) through December 31, 2020, the Company issued Simple Agreements for Future Equity (“SAFE”). The SAFE agreements have no maturity date and bear no interest. The SAFE agreements provide a right to the bolder to future equity in the Company in the form of SAFE Preferred Stock. SAFE Preferred Stock are shares of a series of Preferred Stock issued to the investor in an equity financing, having identical rights, privileges, preferences and restrictions as the shares of standard Preferred Stock offered to non-holders of SAFE agreements other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Safe price (price per share equal to the valuation capitalization divided by the total capitalization of the Company); and (ii) the basis for any dividend rights, which will be based on the convcrsi-0n price. The number of shares issued to the holder is determined by either ( I) the face value of the SAFE agreement divided by the price per share of the standard preferred stock issued, if the pre-money valuation is less than or equal to the valuation capitalization (ranging from $1,666,666 and $5,000,000); or (2) a number of shares of SAFE Preferred Stock equal to the face value of the SAFE agreement divided by the price per share equal to tl1e valuation cap divided by the total capitalization of the company immediately prior to an equity financing event Total capitalization of the company includes all shares of capital stock issued and -Outstanding and outstanding vested and unvested options as :if converted.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

If there is a liquidity event (as defined in the SAFE agreements), the investor will, at their option, either (i) receive a cash payment equal to the face value of the SAFE agreement (“Purchase Amount”) or (ii) automatically receive from the Company a number of shares of common stock equal to the Purchase Amount divided by the price per share equal to the valuation cap divided by the Liquidity Capitalization (“Liquidity Price”) (as defined in the SAFE agreements). If there are not enough funds to pay the holders of SAFE agreements in full, then all of the Company’s available funds will be distributed with equal priority and pro-rata among the SAFE agreement holders in proportion 10 their Purchase Amounts and they will automatically receive the number of shares of common stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

If there is a dissolution event (as defined in the SAFE agreements), the Company will pay an amount equal to the Purchase Amount, due and payable to the investor immediately prior to, or concurrent with, the consummation of the dissolution event. The Purchase Amount will be paid prior and in preference to any distribution of any of the assets of the Company to holders of outstanding capital stock. If immediately prior to the consummation of the dissolution event, the assets of the Company legally available for distribution to all SAFE holders, are insufficient to permit the payment to their respective Purchase Amounts, then all of the assets of the Company legally available for distribution will be distributed with equal priority and pro-rata among the SAFE holders as a single class.

The SAFE agreements will expire and terminate upon either (i) the issuance of shares to the investor pursuant to an equity financing event or (ii) the payment, or setting aside for payment, of amounts due to the investor pursuant to a liquidity or dissolution event.

As of December 31, 2024 and 2023, no SAFE agreements had been converted into equity, nor had any terminated or expired based on the terms of the agreements.

The Company has $412,106 SAFE obligations outstanding as of December 31, 2024 and 2023, which includes a SAFE obligation for $30,000 to our Chief Executive Officer, with valuation caps ranging from $1,666,666 and $5,000,000.

The Company accounts for the SAFE agreements under ASC 480 (Distinguishing Liabilities from Equity), which requires that they be recorded at fair value as of the balance sheet date. Any changes in fair value are to be recorded in the statements of operations. The Company has determined that the fair value at the date of issuance, and as of December 31, 2023, are both consistent with the proceeds received at issuance, and therefore there is no mark-to-market fair value adjustments required or reflected in income for the years ended December 31, 2024 and 2023.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred stock

As per our Amended and Restated Certificate of Articles of Incorporation dated October 22, 2020, we are authorized to issue up to 50,000,000 shares of preferred stock Our certificate of incorporation authorize our board of directors to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other right; that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire or of discouraging a third party from attempting to acquire, a majority of our outstanding, voting stock.

As of December 31, 2024 and 2023, no shares of preferred stock had been issued.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Common stock

Under our Amended and Restated Certificate of Articles of Incorporation, the Company is authorized to issue 200,000,000 shares of $0.00001 par value Common Stock. Common shareholders have the right to vote on certain items of Company business at the rate of one vote per share of stock.

During 2023, the Company offered for sale its common stock at $2.95 per share (the 2023 Offering”). As of December 31, 2023, the Company received $1,626,995 in stock sale receipts. Upon the close of the 2023 offering total shares purchased will be calculated and issued.

During 2024, the Company issued 1,994,488 common shares. The Company’s issued and outstanding common stock count as of December 31, 2024 and 2023 were 15,633,147 and 13,638,659, respectively.

NOTE 7 - STOCK OPTIONS

In 2020, the Board of Directors adopted the 2020 Equity Incentive Plan (“the Plan”). The Plan provides for the grant of equity awards to employees and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of common stock. Up to 1,500,000 shares of common stock may be issued pursuant to awards granted under the Plan. The Plan is administered by the Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board. Forfeitures of stock options are recognized when occurred. New shares are issued upon option exercises.

During 2023, the Company granted 85,000 stock options under the Plan to four employees. The granted options had an exercise price of $2.00 and $2.95 (the fair market value of our outstanding stock on the date of grant as determined by our sole director), expire in ten years, and vesting over a twenty-four month period. The total grant date fair value of options granted was $184,814.

During 2024, the Company granted 130,000 stock options under the Plan to six employees. The granted options had an exercise price of $2.95 (the fair market value of our outstanding stock on the date of grant as determined by our sole director), expire in ten years, and vesting over a twenty-four month period. The total grant date fair value of options granted was $289,885.

The following is a summary of outstanding stock options issued:

	Number of Options	Weighted Average Exercised Price
Outstanding, December 31, 2022	1,050,000	$1.06
Granted	85,000	2.22
Exercised	-	-
Forfeited/Cancelled	(80,000)	2.00
Outstanding, December 31, 2023	1,055,000	$1.08
Granted	130,000	2.95
Exercised	-	-
Forfeited/Cancelled	-	-
Outstanding, December 31, 2024	1,185,000	$1.62

Stock option expense recognized for the years ended December 31, 2024 and 2023 was $209,190 and $276,479, respectively. Unamortized stock compensation remaining as of December 31, 2024 and 2023, were $268,174 and $113,688, respectively.

The stock options were valued using the Black-Scholes pricing model as indicated below:

Expected life (years)	1.31-6.13
Risk-free interest rate	1.63-4.78
Expected volatility	176.58-188%
Annual dividend yield	0

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

NOTE 8 – INCOME TAXES

The ultimate realization of net deferred tax assets is dependent upon the generation of sufficient future taxable income in the applicable tax jurisdictions. In assessing the realizability of the deferred tax assets, the Company considered all positive and negative evidence available for all relevant jurisdictions and determined that it is more likely than not that all of the deferred tax assets will not be realized. The Company’s cumulative losses since inception represent sufficient negative evidence to require a full valuation allowance in 2024 and 2023. The Company will maintain a valuation allowance until sufficient positive evidence exists to support its reversal.

Deferred tax assets as of December 31, 2024 and 2023, as summarized as follows:

	2024	2023
Deferred tax assets:
Net operating loss and tax credit carryforward	$3,478,420	$2,340,600
Deferred tax liabilities:
Depreciation and amortization	(3,800)	(4,500)
Less: Valuation allowance	(3,474,620)	(2,336,100)
Deferred tax assets, net	$-	$-

A reconciliation of the income tax rate to the Company’s effective tax rate is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	3.5%
Allowance valuation	(24.5)%
Income tax provision	0%

Future Cardia, Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

On December 31, 2024, the Company has federal net operating loss carryforwards of approximately $14.2M. As a result of the 2017 Tax Cuts and Jobs Act, federal net operating losses generated for tax years starting after December 31, 2017, have an indefinite life.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space on a month-to-month basis. The monthly payments are approximately $500.

Legal

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 10 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through February 18, 2025, the date on which the financial statements were available to be issued.

Appendix A

TO OFFERING CIRCULAR

The studies referred to and described in this Appendix A were conducted by the indicted parties and not by Future Cardia, Inc. None of the information provided in this Appendix A relates to Future Cardia’s heart monitoring device currently in development.

1.	Studies that evaluated the decompensation parameter’s ability to reduce heart failure related hospitalizations and which have indicated that this methodology has failed:

●	CALM-HF (C-Pulse Heart Assist System)

o	Sponsor: Sunshine Heart (now Nuwellis)

o	Year: 2017

▪	Reason for Failure:

▪	The trial was terminated early due to slow enrollment and challenges in demonstrating meaningful improvements in HF outcomes. Additionally, the device was cumbersome and had limited patient acceptance.

●	NECTAR-HF (Vagus Nerve Stimulation with CardioFit)

o	Sponsor: BioControl Medical

o	Year: 2014

▪	Reason for Failure:

▪	The vagus nerve stimulation device failed to improve left ventricular function or patient outcomes in HF with reduced ejection fraction (HFrEF). The trial highlighted difficulties in translating preclinical success into clinical benefit.

●	FIX-HF-5 (Optimizer System for CCM Therapy)

o	Sponsor: Impulse Dynamics

o	Year: 2018 (Initial Failure; Subsequent Partial Success)

▪	Reason for Initial Failure:

▪	The Optimizer device for cardiac contractility modulation failed to meet its primary endpoints for improving functional capacity and quality of life in HF patients. A reanalysis led to selective approval in specific patient subsets.

●	REMATCH Extension Study (Left Ventricular Assist Device - LVAD)

o	Sponsor: Thoratec (now Abbott)

o	Year: Early 2000s

▪	Reason for Partial Failure:

▪	Although LVADs demonstrated survival benefits in advanced HF, high rates of device-related complications (e.g., infections, bleeding, thrombosis) limited broader adoption in earlier-stage HF patients.

●	MIRACLE-EF (Cardiac Resynchronization Therapy - CRT in HFpEF)

o	Sponsor: Medtronic

o	Year: 2013

▪	Reason for Failure:

▪	CRT showed no significant benefit in improving exercise capacity, quality of life, or clinical outcomes in HFpEF patients. This highlighted the challenges of using device-based therapies in diastolic dysfunction.

●	SYMPLICITY HTN-3 (Renal Denervation for HF with Hypertension)

o	Sponsor: Medtronic

o	Year: 2014

▪	Reason for Failure:

▪	Renal denervation failed to achieve its primary endpoint of reducing blood pressure in hypertensive HF patients. This indirectly affected its viability as a therapeutic option for HF.

●	BAROSTIM HOPE4HF (Baroreflex Activation Therapy)

o	Sponsor: CVRx

o	Year: 2015 (Partial)

▪	Reason for Partial Failure:

▪	Baroreflex activation therapy showed inconsistent improvements in quality of life and functional capacity. Subsequent redesigns of the study and patient criteria led to some FDA approvals for specific HF subgroups.

●	RELAX-HF (Left Atrial Pressure Sensor - LAPTOP-HF)

o	Sponsor: CardioMEMS/Abbott

o	Year: 2016

▪	Reason for Failure:

▪	The LAPTOP-HF trial was halted early due to safety concerns and limited enrollment. While the concept of monitoring left atrial pressure was promising, implementation challenges hampered success.

●	MOMENTUM 3 (HeartMate 3 - Early Data Challenges)

o	Sponsor: Abbott

o	Year: 2015 (Early Challenges)

▪	Reason for Initial Issues:

▪	The HeartMate 3 faced initial challenges in showing superiority over earlier LVAD models due to adverse events like pump thrombosis. Subsequent design improvements addressed these issues.

●	GUIDE-HF (Hemodynamic Monitoring with CardioMEMS)

o	Sponsor: Abbott

o	Year: 2021

▪	The trial was designed to demonstrate significant reductions in hospitalization and mortality for the entire study population.

Results (Published in 2021)

●	Primary Endpoint: The overall results narrowly missed achieving statistical significance for reducing hospitalization and mortality in the general study population.

●	However, when analyzing data collected during the pandemic, remote monitoring showed substantial benefits in reducing hospitalization and improving outcomes.

●	Subgroup Analysis: Patients in earlier stages of heart failure (Class II and ambulatory Class III) appeared to benefit significantly.

2.	The LINQ™ HF study was a prospective, non-randomized, multi-center, observational clinical trial sponsored by Medtronic. Its primary objective was to characterize data derived from the Reveal LINQ™ Insertable Cardiac Monitor (ICM) in patients with New York Heart Association (NYHA) Class III heart failure. Specifically, the study aimed to assess the relationship between changes in LINQ™-derived data and subsequent acute decompensated heart failure (ADHF) events.

Smart Patients

Study Design and Methodology:

●	Population: The study enrolled patients aged 18 or older with NYHA Class III heart failure. Participants were required to have experienced a recent heart failure event, defined by one of the following criteria:

o	Hospital admission with a primary diagnosis of heart failure within the last six months.

o	Intravenous heart failure therapy or ultrafiltration in specific settings within the last six months.

o	Elevated B-type natriuretic peptide (BNP) or N-terminal pro b-type natriuretic peptide (NT-proBNP) levels within the last three months, with thresholds varying based on ejection fraction.

Smart Patients

●	Intervention: Participants were implanted with the Reveal LINQ™ ICM, which continuously monitored physiological parameters. The study utilized an investigational RAMware download to enhance data collection related to heart failure metrics.

Smart Patients

●	Follow-Up: Subjects were monitored for up to three years post-insertion, with data collected at baseline, one month, six months, and twelve months, including device transmissions and healthcare utilization assessments.

Smart Patients

Key Objectives:

●	To evaluate the correlation between LINQ™-derived data and the occurrence of ADHF events.

●	To gather information on heart failure-related clinical events during the study period.

Smart Patients

Outcomes:

While specific results from the LINQ™ HF study are not detailed in the provided sources, the study’s design underscores the potential of continuous monitoring using the Reveal LINQ™ ICM to identify early indicators of worsening heart failure. Such insights could facilitate timely interventions and potentially improve patient outcomes.

Smart Patients

For more detailed information, including specific study results, you may refer to the study’s record on ClinicalTrials.gov.

Smart Patients

3.	HFpEF: Heart failure with preserved ejection fraction (HFpEF) is a complex syndrome characterized by diverse phenotypes, including at-risk metabolic disorders, pulmonary vascular disease, elevated atrial pressure, coronary microvascular dysfunction, and alterations in titin physiology. Numerous clinical trials have been conducted to explore potential treatments and better understand these phenotypes. Here are some notable studies:

1.	At-Risk Metabolic Disorders:

o	The PARAGON-HF trial investigated the efficacy of sacubitril/valsartan in HFpEF patients. Although it did not achieve statistical significance in reducing hospitalizations or cardiovascular deaths, it provided insights into managing HFpEF with metabolic comorbidities.

Wikipedia

2.	Pulmonary Vascular Disease:

o	A study titled “Clinical Phenotypes in Heart Failure With Preserved Ejection Fraction” highlighted the heterogeneity of HFpEF, including the presence of pulmonary vascular disease as a distinct phenotype.

AHA Journals

3.	Elevated Atrial Pressure:

o	The TOPCAT trial evaluated the use of spironolactone in HFpEF patients, shedding light on the role of elevated atrial pressure and its management.

arXiv

4.	Coronary Microvascular Dysfunction:

o	Research discussed in “Key Phenotypes of Heart Failure with Preserved Ejection Fraction” emphasizes the significance of coronary microvascular dysfunction in HFpEF patients.

The Clinics - Cardiology

5.	Alterations in Titin Physiology:

o	The same study also explores the role of titin protein alterations in the pathophysiology of HFpEF, contributing to diastolic dysfunction.

The Clinics - Cardiology

These studies underscore the complexity of HFpEF and the necessity for phenotype-specific approaches in clinical trials to develop effective therapies.

4.	The MultiSENSE (Multisensor Chronic Evaluation in Ambulatory Heart Failure Patients) study was an international, multicenter, non-randomized feasibility trial conducted by Boston Scientific. Its primary objective was to develop and validate a multi-sensor algorithm, known as the HeartLogic™ Heart Failure Diagnostic, for the early detection of worsening heart failure (HF).

www.bostonscientific.com

Study Design and Goals:

●	Purpose: To determine how ambulatory sensor measurements change with worsening HF and to create an algorithm that can predict these changes.

●	Sensors Monitored: The study evaluated multiple physiological sensors, including heart sounds, respiration rate and volume, thoracic impedance, heart rate, and activity levels.

www.bostonscientific.com

Key Findings:

●	Sensitivity: The HeartLogic algorithm demonstrated a 70% sensitivity in detecting heart failure events.

●	Advance Notice: It provided a median of 34 days advance notice prior to a heart failure event, allowing clinicians ample time to intervene.

●	Alert Frequency: The system generated fewer than two total alerts per patient per year, indicating a low rate of false positives.

www.bostonscientific.com

Clinical Implications:

The results from the MultiSENSE study suggest that the HeartLogic Heart Failure Diagnostic can serve as a sensitive and timely predictor of impending heart failure decompensation. By identifying high-risk patients early, clinicians can focus their attention on those who need it most, potentially improving patient outcomes and reducing hospitalizations.

www.bostonscientific.com

For more detailed information, refer to the study published in the Journal of the American College of Cardiology: Heart Failure.

AHA Journals

5.	The mSToPS Study (2019) (mHealth Screening to Prevent Strokes) assessed the effectiveness of a wearable electrocardiogram (ECG) patch in detecting asymptomatic atrial fibrillation (AF) among at-risk individuals and marked a critical step forward in leveraging wearable technology for preventive healthcare. Its approach to early detection of AF (atrial fibrillation) through scalable, real-world screening has several strengths:

1.	Real-World Applicability: The pragmatic design allowed for broad participation, reflecting real-world patient diversity.

2.	Preventive Focus: By identifying asymptomatic AF early, the study supports proactive care models, potentially reducing stroke incidence.

3.	Integration of Digital Health: The study validated the role of digital health tools in large-scale population health management.

Limitations:

●	Adherence to Monitoring: Participant adherence to wearing the patch could influence results.

●	Long-Term Outcomes: While early detection was proven effective, more research is needed to confirm long-term benefits and cost savings.

Overall, the mSToPS Study provided compelling evidence for incorporating wearable technology into routine cardiovascular screening, particularly for detecting asymptomatic AF in high-risk populations. Findings revealed that active monitoring led to a higher rate of new AF diagnoses compared to routine care (6.3% vs. 2.3%). Early detection facilitated timely interventions, such as the initiation of anticoagulant therapy, potentially reducing the risk of stroke and other complications associated with AF.

JAMA Network

6.	Additional Information on consumer wearables studies:

While consumer-grade wearables are primarily designed for lifestyle and fitness tracking, advancements in medical-grade wearable and implantable devices have enhanced their role in complex disease management, including heart failure (HF). Notably, the CHAMPION trial (and the mSToPS study referenced above) provide evidence supporting the efficacy of such devices in clinical settings.

CHAMPION Trial:

The CHAMPION (CardioMEMS Heart Sensor Allows Monitoring of Pressure to Improve Outcomes in NYHA Class III Heart Failure Patients) trial evaluated the use of an implantable pulmonary artery pressure monitoring device in HF patients. Results demonstrated a significant reduction in HF hospitalizations for patients whose treatment was guided by data from the device. Specifically, there was a 33% annualized reduction in HF hospitalizations, indicating that hemodynamic monitoring can effectively guide therapy adjustments and improve patient outcomes.

American College of Cardiology

Conclusion:

These studies suggest that while general-purpose wearables may be limited to fitness tracking, specialized medical-grade devices, both wearable and implantable, have demonstrated potential in managing complex conditions like heart failure. They provide precise, actionable data that can inform clinical decisions, leading to improved patient outcomes.

7.	The American Heart Association (AHA), in collaboration with the American College of Cardiology (ACC) and the Heart Failure Society of America (HFSA), provides guidance on remote monitoring for heart failure (HF) patients. Here is an overview of their current recommendations:

1.	Hemodynamic Monitoring

●	Implantable Pulmonary Artery (PA) Pressure Monitors:

o	Recommendation: For patients with New York Heart Association (NYHA) Class III HF who have experienced a heart failure hospitalization within the previous year, the use of an implanted hemodynamic monitor to measure PA pressure may be considered.

o	Evidence Level: Class IIb (weak recommendation), indicating that the usefulness of this intervention is uncertain.

o	Value Assessment: The economic value of wireless PA pressure monitoring in this context is also deemed uncertain.

o	Source: AHA Journals

2.	Wearable Devices and Remote Monitoring

●	General Use:

o	Recommendation: The routine use of wearable devices and remote monitoring technologies for managing heart failure lacks sufficient evidence to support a strong recommendation.

o	Evidence Level: Class IIb, suggesting that while these technologies are promising, their effectiveness in improving clinical outcomes for HF patients is not well established.

o	Source: AHA Journals

3.	Telemonitoring and Telehealth

●	Telemonitoring:

o	Recommendation: The use of telemonitoring interventions, such as remote monitoring of weight, blood pressure, or symptoms, has not consistently demonstrated a reduction in heart failure hospitalizations or mortality.

o	Evidence Level: Class IIb, indicating that the benefit of telemonitoring in HF management is uncertain.

o	Source: AHA Journals

4.	Patient Selection and Individualization

●	Tailored Approach:

o	Recommendation: Remote monitoring strategies should be individualized, considering patient-specific factors such as the severity of heart failure, comorbid conditions, and the patient’s ability to adhere to monitoring protocols.

o	Clinical Judgment: Healthcare providers should use clinical judgment to determine the appropriateness of remote monitoring on a case-by-case basis.

o	Source: AHA Journals

5.	Ongoing Research and Future Directions

●	Need for Further Studies:

o	Recommendation: The AHA emphasizes the need for ongoing research to better define the role of remote monitoring technologies in heart failure management, aiming to establish clearer evidence regarding their impact on patient outcomes.

o	Source: AHA Journals

PART III - EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Posting Agreement between Future Cardia, Inc. and StartEngine Primary, dated September 9, 2024 (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A filed with the Securities and Exchange Commission on December 9, 2024)
2.1	Articles of Incorporation of Oracle Health, Inc., as amended (incorporated by reference to Exhibit 2.1 to a Current Report on Form 1-U filed on June 14, 2022)
2.2	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of State of Nevada on July 21, 2022 (incorporated by reference to Exhibit 2.1 to a Current Report on Form 1-U filed on July 25, 2022)
2.3	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of State of Nevada on August 18, 2022 (incorporated by reference to Exhibit 2.1 to a Current Report on Form 1-U filed on August 19, 2022)
2.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Oracle Health, Inc. (incorporated by reference to Exhibit 2.2 to an Annual Report on Form 1-K filed on April 21, 2022)
2.5	Amended and Restated Certificate of Incorporation of Oracle Health, Inc. (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 29, 2020)
2.6	Bylaws of Future Cardia, Inc. currently in effect (incorporated by reference to Exhibit 2.2 to a Current Report on Form 1-U filed on June 14, 2022)
3.1	Form of Simple Agreement for Future Equity (SAFE) (incorporated by reference to Exhibit 3.1 to the Offering Statement on Form 1-A filed on October 29, 2020)
3.2	Form of Convertible Note (incorporated by reference to Exhibit 3.2 to the Offering Statement on Form 1-A filed on October 29, 2020)
3.3	Form of Crowd Note (incorporated by reference to Exhibit 3.3 to the Offering Statement on Form 1-A filed on October 29, 2020)
3.4	2020 Equity Incentive Plan (incorporated by reference to Exhibit 15.1 to a Semiannual Report on Form 1-SA filed on September 28, 2021)
3.5

Form of Amendment to Convertible Promissory Note of Future Cardia, Inc. (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A, Amendment No. 3 filed with the Securities and Exchange Commission on March 18, 2025)

4.1	Form of Regulation A Offering Subscription Agreement (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A filed with the Securities and Exchange Commission on December 9, 2024)
6.1	Patent Assignment Agreement, dated April 19, 2021, between Jaeson Bang and Oracle Health, Inc. (incorporated by reference to Exhibit 6.4 to the semiannual report on Form 1-SA filed on September 28, 2021)
6.2	License Agreement, dated November 18, 2019, between Oracle Health, Inc. and Texas Medical Center (i.e., Johnson & Johnson Innovation LLC (JLABS) License Agreement) (incorporated by reference to Exhibit 6.4 to the Offering Statement on Form 1-A filed on October 29, 2020)
6.3	Research Collaboration Agreement dated September 21, 2019, between Oracle Health, Inc. and Maastricht University (incorporated by reference to Exhibit 6.5 to the Offering Statement on Form 1-A filed on October 29, 2020)
6.4	Agreement between Tampa By Wave and Oracle Health, Inc. dated April 27, 2020 (incorporated by reference to Exhibit 6.6 to the Offering Statement on Form 1-A filed on October 29, 2020)
6.5	TMCx Accelerator Program Participation Agreement, dated October 5, 2020 (incorporated by reference to Exhibit 6.9 to the Offering Statement on Form 1-A filed on October 29, 2020)
6.6	Executive Employment Agreement dated March 25, 2024 between Oracle Health, Inc. and Jaeson Bang (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A, Amendment No. 2 filed with the Securities and Exchange Commission on February 24, 2025)
6.7	Form of Stock Option Agreement (2020 Equity Incentive Plan) (incorporated by reference to Exhibit 15.2 to a Semiannual Report on Form 1-SA filed on September 28, 2021)
6.8	Wefunder Listing Agreement between Future Cardia, Inc. and Wefunder Portal, LLC, dated June 17, 2024 (incorporated by reference to Exhibit 6.10 to a Semiannual Report on Form 1-SA filed on September 5, 2024)
6.9	Agreement between Future Cardia, Inc. and University Hospital of Split, dated January 16, 2023 (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A, Amendment No. 2 filed with the Securities and Exchange Commission on February 24, 2025)
7.1	Agreement and Plan of Merge, dated June 7, 2022, by and between Oracle Health, Inc., a Delaware corporation, and Oracle Health, Inc., a Nevada corporation (incorporated by reference to Exhibit 7.1 to a Current Report on Form 1-U filed on June 14, 2022)
8.1	Escrow Agreement among Future Cardia, Inc., StartEngine Primary, LLC and The Bryn Mawr Trust Company of Delaware, dated December 3, 2024 (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A filed with the Securities and Exchange Commission on December 9, 2024)
11.1*	Consent of Alice.CPA LLC
11.2	Consent of Fennemore Craig P.C. (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A filed with the Securities and Exchange Commission on December 9, 2024)
12.1	Opinion of Fennemore Craig P.C. (incorporated by reference to the indicated exhibit to the Future Cardia, Inc. Form 1-A filed with the Securities and Exchange Commission on December 9, 2024)

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Safety Harbor, State of Florida, on April 7, 2025.

Future Cardia, Inc.

By:	/s/ Jaeson Bang
Name:	Jaeson Bang
Title:	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

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